EXHIBIT 10

AGREEMENT AND PLAN OF MERGER

among

LATIN AMERICA MONEY SERVICES, LLC,

GLOBAL PAYMENTS INC.,

GP VENTURES (TEXAS), INC.,

ADVENT INTERNATIONAL CORPORATION,

as Shareholder Representative,

THE SHAREHOLDERS

OF LATIN AMERICA MONEY SERVICES, LLC,

and

THE CLASS B SHAREHOLDERS

OF DOLEX DOLLAR EXPRESS, INC.

Dated as of August 11, 2003

ARTICLE I		1
1.1.	Definitions	1

ARTICLE II		15
2.1.	The Merger	15
2.2.	Effects of the Merger	15
2.3.	Board of Managers of the Surviving Entity	15
2.4.	No Appraisal Rights	15

ARTICLE III		15
3.1.	Conversion Terms	15
3.2.	Delivery of LAMS Certificates	16
3.3.	Delivery of DolEx Certificates	16

ARTICLE IV		16
4.1.	Closing Date	16
4.2.	Filing Certificate of Merger and Effectiveness	17
4.3.	Payment of Acquisition Cost; Payment of BNP Paribas Debt, Wells Fargo Debt and DolEx Class B Purchase Price; Cash Adjustment Procedure	17
4.4.	Parent’s Additional Deliveries	20
4.5.	Mergersub’s Deliveries	21
4.6.	The Company’s Deliveries	22
4.7.	Shareholder Representative Deliveries	24
4.8.	Shareholder and DolEx Class B Shareholder Deliveries and Additional Agreements	24

ARTICLE V		29
5.1.	Organization and Capital Structure	29
5.2.	Subsidiaries and Investments	29
5.3.	Authority	31
5.4.	Financial Statements	32
5.5.	Operations	32
5.6.	Taxes	33
5.7.	Governmental Permits	36
5.8.	Real Property	37
5.9.	Real Property Leases	37
5.10.	Intellectual Property and Software	38
5.11.	Title to Property	40
5.12.	Employee Benefit Plans	41
5.13.	Employee Relations	42
5.14.	Contracts	44
5.15.	No Litigation or Regulatory Action	45
5.16.	Environmental Matters	46
5.17.	Insurance	47
5.18.	Finders	48
5.19.	Related-Party Transactions	48
5.20.	Foreign Corrupt Practices Act	48
5.21.	Absence of Undisclosed Liabilities	48
5.22.	Bank Accounts	48

i

5.23.	Attorneys-In-Fact	49
5.24.	CISA and IFMX Liabilities	49

ARTICLE VI		49
6.1.	Organization and Capital Structure	49
6.2.	Authority	49
6.3.	Sufficient Funds	51

ARTICLE VII		51
7.1.	Action by the Parent to Obtain Approvals	51
7.2.	Cooperation by the Company	51
7.3.	Conduct of Business by the Company Pending the Merger	51
7.4.	Tax Elections	54
7.5.	Non-Solicitation Covenant	54
7.6.	Tax Returns	54
7.7.	Parent Monitor	54
7.8.	Employee Resignations	54
7.9.	1996 Tax Return	54
7.10.	Verification of Immigration Status	54
7.11.	Preparation of Financial Statements	55
7.12.	Compliance Program Report	55
7.13.	Quarterly Financial Statements	55

ARTICLE VIII		56
8.1.	No Breach of Representations and Warranties	56
8.2.	No Restraint or Litigation	56
8.3.	Significant Governmental Approvals	56
8.4.	Resignations	56
8.5.	Performance of Agreements and Covenants	56
8.6	Distribution or Sale of CISA and IFMX	57
8.7	CISA Settlement Agreement	57
8.8	IFMX Exchange Agreement	57
8.9	Ownership of Company	57
8.10	No Material Adverse Effect	57
8.11	Releases	57
8.12	Working Capital; Tax Reserve	57
8.13	Termination of Shareholder Agreements	58
8.14	Payment of Branch Acquisition Debt	58
8.15	Receipt of Payoff Letters	58
8.16	Transfer Pricing Reports	58

ARTICLE IX		58
9.1.	No Breach of Representations and Warranties	58
9.2.	No Restraint or Litigation	59
9.3.	Significant Governmental Approvals	59
9.4	Releases	59
9.5	Performance of Agreements and Covenants	59

ARTICLE X		60
10.1.	Tax Matters	60
10.2.	Tax Return Filings, Etc.	61

10.3.	Distribution or Sale of CISA and IFMX	64
10.4.	Deconsolidation	64
10.5.	Sales and Transfer Taxes	64
10.6.	Indemnification of Parent Group Members for CISA and IFMX	64
10.7.	Indemnification of Parent Group Members	64
10.8.	Indemnification of Shareholder Group Members	65
10.9.	Obligations for Indemnification of Parent Group Members	66
10.10.	Notice and Determination of Claims	69
10.11.	Third Person Claims	70
10.12.	After-Tax Basis; Adjustment to Acquisition Cost	71
10.13.	Exclusive Remedy	71

ARTICLE XI		71
11.1.	Termination Rights	71
11.2.	Notice of Termination	72
11.3.	Effect of Termination	72
11.4.	Termination Fee	72

ARTICLE XII		72
12.1.	Survival of Obligations	72
12.2.	Confidential Nature of Information	72
12.3.	Notices	73
12.4.	Successors and Assigns	75
12.5.	Access to Records After Effective Time	76
12.6.	Entire Agreement; Amendments	76
12.7.	Interpretation	76
12.8.	Waivers	76
12.9.	Fees and Expenses	76
12.10.	Partial Invalidity	77
12.11.	Execution in Counterparts	77
12.12.	Governing Law	77
12.13.	Shareholder Representative	77

EXHIBITS

A		Escrow Agreement
B		Summary of Bidder Legal Opinion
C		Summary of Company Legal Opinions
D		Summary of Regulatory Opinion
E		Form of Note
F		Earnout Agreement
G		Form of Stock Pledge Agreement
H		Summary of Advent Opinion
I		Summary of Non-Advent Shareholder Opinion

SCHEDULES

A		Allocation Schedule
4.8	(b)(iv)	Settlement Agents
4.8	(d)	Stock Purchase Terms
5.1	(b)	Capital Structure of the Company
5.1	(c)	List of Shareholders, Encumbrances on Company Shares
5.2	(a)	Subsidiaries
5.2	(b)	Qualification of the Subsidiaries
5.2	(c)	Capital Structure of the Subsidiaries, and Special Arrangements
5.3	(a)	Company Ancillary Agreements
5.3	(b)	Authority and Conflicts
5.4		Financial Statements
5.5		Operations Since Balance Sheet
5.6	(b)	Tax Powers of Attorney
5.6	(c)	Audits, Examination Reports, and Statements of Deficiencies
5.6	(g)	Withholding Taxes
5.6	(l)	Tax Liens
5.6	(p)	Tax Elections
5.6	(v)	Amended Tax Returns
5.6	(x)	Foreign Source Income Computations
5.7	(a)	Governmental Permits
5.7	(b)	Effectiveness of Governmental Permits
5.8		Real Property
5.8	(b)	Real Property Encumbrances
5.8	(c)	Real Property Disputes
5.9		Leased Real Property
5.10	(b)	Intellectual Property
5.10	(c)	Licensed Intellectual Property
5.10	(d)	Encumbrances on Licensed Intellectual Property
5.10	(e)	Intellectual Property Disputes
5.10	(h)	License Fees
5.10	(j)	Software

5.11		Title to Property and Encumbrances
5.12	(a)	Company Plans
5.12	(b)	U.S. Non-ERISA Plans
5.12	(g)	Non-U.S. Benefit Plans
5.13	(a)	Employees
5.13	(b)	Collective Bargaining Agreements
5.13	(c)	Employment Laws
5.13	(e)(i)	Foreign Employees
5.13	(e)(ii)	Management Employee Visa Status
5.14	(a)	Contracts
5.14	(b)	Contract Defaults
5.15		Litigation or Regulatory Action
5.16	(a)	Environmental Matters
5.16	(b)	Environmental Reports
5.16	(c)	USTs
5.17	(a)	Insurance Claims
5.17	(b)	Insurance Policies
5.19		Related Party Transactions
5.21		Liabilities
5.22		Bank Accounts
5.23		Attorneys-In-Fact
5.24		CISA and IFMX Liabilities
6.2		Parent Ancillary Agreements
7.3	(e)	Branch Revenue Targets
8.7		CISA Settlement Agreement Terms
8.8		IFMX Agreement Terms

v

AGREEMENT AND PLAN OF MERGER, dated as of August 11, 2003, among Global Payments Inc., a Georgia corporation (“Parent”), GP Ventures (Texas), Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Mergersub”), Latin America Money Services, LLC, a Delaware limited liability company (the “Company”), the Shareholders (as hereinafter defined), the DolEx Class B Shareholders (as hereinafter defined), and Advent International Corporation, a Delaware corporation as Shareholder Representative (as hereinafter defined).

WITNESSETH:

WHEREAS, Mergersub is a Delaware corporation having an authorized capital of 1,000 shares of common stock, par value $0.001 per share, all of which are issued and outstanding and owned of record and beneficially by Parent; and

WHEREAS, the Company is a Delaware limited liability company having authorized and outstanding capital of 276,301 shares (the “Company Shares”); and

WHEREAS, the respective Boards of Directors of the Parent and Mergersub and the Board of Managers and a majority in interest of the members of the Company have approved the merger (the “Merger”) of the Company with Mergersub pursuant to the terms and conditions of this Agreement; and

WHEREAS, in order to induce Parent and Mergersub to enter into this Agreement, Parent, the Escrow Agent and the Shareholder Representative shall enter into the Escrow Agreement (the “Escrow Agreement”) substantially in the form of the attached Exhibit A;

WHEREAS, in order to induce Parent and Mergersub to enter into this Agreement, the Shareholders have agreed to the conditional payment of a portion of the consideration offered by Parent in the form of the Earnout Agreement (as hereinafter defined);

WHEREAS, Parent, Mergersub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among the parties as follows:

ARTICLE I

DEFINITIONS

1.1.    Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

“Accrued Taxes” has the meaning specified in Section 4.6(h).

“Acquisition Cost” shall mean (i) One-Hundred-Ninety-Million and No/100 Dollars ($190,000,000.00), plus (ii) the Initial Cash on Hand, plus (iii) the Branch Acquisition Value, plus (iv) one-half of the fees charged by Katten Muchin Zavis Rosenman for preparation of the regulatory opinion required by Section 4.6(o), minus (v) the amount required to discharge in full the Wells Fargo Debt, minus (vi) the Merger Expenses of the Company and the DolEx Class B Shareholders.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from the Company or any Subsidiary by any Person of 50% or more in interest of the total outstanding voting interests of the Company, DolEx or Dolex Envíos; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business) acquisition or disposition of 50% or more of the assets of the Company, DolEx or Dolex Envíos; or (iii) any liquidation or dissolution of the Company, DolEx or Dolex Envíos.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.

“After-Tax Basis” means, with respect to any amount which is to be paid hereunder on an “After-Tax Basis,” an amount which, after subtraction of the amount of all federal, state, local and foreign Taxes payable by the recipient thereof as a result of the receipt or accrual of such payment and, to the extent not taken into account in measuring the related Loss or Expense after taking into account (i) the increase in federal, state, local and foreign Taxes (including estimated Taxes) payable by such recipient for all affected taxable years in connection with or arising from the event or occurrence giving rise to such payment (the “Indemnified Event”), and (ii) the reduction in federal, state, local and foreign Taxes (including estimated Taxes) payable by the recipient for all applicable taxable years ending on or before the end of the taxable year in which such payment is made in connection with or arising from the Indemnified Event, shall be sufficient as of the date of payment to compensate the recipient for such Indemnified Event.

“Aggregate Basket Amount” has the meaning specified in Section 10.9(c).

“Audited Financial Statements” has the meaning specified in Section 5.4.

“Audited Statements of Income” has the meaning specified in Section 5.4.

“Balance Sheet” means the audited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2002 included in Schedule 5.4.

“Balance Sheet Date” means December 31, 2002.

“Base Amount” means $190,000,000.

“Benefit Plans” has the meaning specified in Section 5.12(g)(i)(A).

“BNP Paribas Debt” means the aggregate amount of debt of the Company owed to BNP Paribas immediately prior to the Closing, including any accrued, but unpaid, interest thereon, as evidenced by a certificate delivered by the Company to Parent in accordance with Section 4.6(h).

“Branch Acquisitions” has the meaning specified in Section 6.1 of the Earnout Agreement.

“Branch Acquisition Amount” has the meaning specified in Section 6.1 of the Earnout Agreement.

“Branch Acquisition Value” means the sum of (i) the total cash consideration paid by the Company or any Subsidiary for Branch Acquisitions closed before September 30, 2003, plus (ii) reasonable costs and expenses incurred by the Company or its Subsidiaries to complete such Branch Acquisitions, such as professional advisory fees (i.e., lawyers and accountants) and travel expenses, but excluding any interest or fees associated with the financing of such Branch Acquisitions.

“Cash Measurement Date” has the meaning specified in Section 4.3(g)(i).

“Cash on Hand” means the amount of cash and cash equivalents (calculated in accordance with GAAP and including marketable securities, short term investments, and foreign currencies held) of the Company and its Subsidiaries, excluding CISA and IFMX, on hand as of a particular date, measured in dollars at exchange rates as of such dates as set forth by Banco de Mexico on the Diario Oficial de la Federacion on that date.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder.

“Certificate of Formation” means the Certificate of Formation of the Company, dated September 12, 1999, as amended on September 14, 1999.

“CFC” has the meaning specified in Section 8.3.

“CISA” means Consultoría Internacional Casa de Cambio, S.A. de C.V., a Mexican Sociedad Anónima de Capital Variable.

“Claim Notice” has the meaning specified in Section 10.10(a).

“Claim Threshold” has the meaning specified in Section 10.9(c).

“Closing” means the closing of the Merger of the Company with Mergersub in accordance with Article II.

“Closing Date” has the meaning specified in Section 4.1.

“COBRA” has the meaning specified in Section 5.12(d).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or the Treasury Regulations promulgated thereunder.

“Company” has the meaning specified in the first paragraph of this Agreement.

“Company Agreements” means the agreements specified in Schedule 5.14.

“Company Ancillary Agreements” means the agreements to be executed and delivered by the Company or the Subsidiaries under this Agreement or in connection herewith that are listed in Schedule 5.3(a).

“Company Plan” has the meaning specified in Section 5.12(a).

“Company Property” means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by the Company or the Subsidiaries (including any surface water thereon or adjacent thereto and any soil or ground water thereunder), whether currently or at any previous time.

“Company Shares” has the meaning specified in the second WHEREAS clause of this Agreement.

“Company Software” has the meaning specified in Section 5.10(j).

“Competitive Position” means an employment relationship, or other position as consultant, officer, director, advisor, independent contractor or owner, with a Competitor in which any Shareholder or DolEx Class B Shareholder will use or is likely to use any Confidential Information or Trade Secrets, or in which any Shareholder or DolEx Class B Shareholder has duties for such Competitor that relate to Competitive Services.

“Competitive Services” means the business of arranging for, facilitating, or marketing the transmission of money to Persons in Argentina, Bolivia, Canada, any country in the Caribbean, Colombia, Costa Rica, Cuba, the Dominican Republic, Ecuador, El Salvador, Guatemala, Honduras, Mexico, Peru, Spain, or Venezuela; but shall not mean the activity of settling money transfers to the beneficiaries of such transfers.

“Competitor” means any Person engaged in the business of providing or selling Competitive Services.

“Confidential Information” means all information regarding the Company, its Subsidiaries, or any of their activities, business or customers that is (or was, when such information was owned by the Company prior to the information being transferred to Parent pursuant to the Merger) the subject of reasonable efforts by the Company or its Subsidiaries to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company or its Subsidiaries. “Confidential Information” shall include, but is not limited to, sales and marketing techniques and plans, lists of contact data, customer lists and databases, contractor lists and databases, consultant lists and databases, technical data relating to the Company’s products or production techniques, prices paid by customers, pricing strategies, branch expansion strategies, customer billing information, financial plans and data concerning the Company, and management planning information. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company or Parent. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

“Contaminant” means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, or any constituent of any such substance or waste.

“Copyrights” has the meaning specified in Section 5.10(a)(iii).

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“Delaware Law” means the Delaware General Corporation Law, as amended, and the Delaware Limited Liability Company Act, as amended.

“DolEx” means DolEx Dollar Express, Inc., a Texas corporation.

“DolEx Class B Cash Consideration” is an amount equal to the DolEx Class B Purchase Price minus the DolEx Class B Note Consideration.

“DolEx Class B Closing Note” means a note having a principal amount as set forth on Schedule A, substantially in the form contained in Exhibit E.

“DolEx Class B Escrow Note” means a note having a principal amount as set forth on Schedule A, substantially in the form contained in Exhibit E.

“DolEx Class B Note Consideration” means an amount equal to $30,137,536.22, to be paid in the form of (i) the DolEx Class B Closing Note and (ii) the DolEx Class B Escrow Note.

“DolEx Class B Purchase Price” shall be an amount equal to the Acquisition Cost multiplied by the DolEx Class B Percentage.

“DolEx Class B Shareholders” means the owners and beneficial owners of the portion of DolEx not owned by the Company, as set forth in Schedule 5.2(a).

“DolEx Class B Percentage” means, rounded to the nearest hundredth, 24.11%.

“Dolex Envíos” means Dolex Envíos, S.A. de C.V., a sociedad anonima organized under the laws of Mexico.

“Earnout” means up to $10 million payable to the Shareholders and the DolEx Class B Shareholders in accordance with the Earnout Agreement.

“Earnout Agreement” means the agreement dated as of the date hereof among Parent and the Shareholder Representative, substantially in the form contained in Exhibit F.

“Earnout—DolEx Class B Portion” means an amount equal to the Earnout multiplied by the DolEx Class B Percentage.

“Earnout—LAMS Portion” means an amount equal to the Earnout multiplied by the LAMS Percentage.

“Effective Date” and “EffectiveTime” have the respective meanings specified in Section 4.2.

“Employee” has the meaning specified in Section 5.13(a).

“Encumbrance” means any conditional sale agreement, default of title, easement, encumbrance, encroachment, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever on, or with respect to, any property or property interest, other than (i) liens for current property Taxes not yet due and payable, and (ii) liens which do not materially impair the use of or title to the assets subject to such lien.

“Environmental Law” means all Requirements of Laws derived from or relating to the Ley General de Equilibrio Ecológico y Protección al Ambiente and its regulations; Mexican Official Standards (Normas Oficiales Mexicanas—NOMS) and all applicable Mexican statutes and regulations; and all United States federal, state and local laws or regulations relating to or addressing the pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or surface strata), including but not limited to CERCLA, OSHA and RCRA and any state equivalent thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that may be treated as a single employer along with Company under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means the escrow agent which shall be named pursuant to the Escrow Agreement.

“Escrow Agreement” has the meaning specified in the fourth WHEREAS clause of this Agreement.

“Escrow Amount—DolEx Class B Cash Portion” shall be set forth on Schedule A.

“Escrow Amount—DolEx Class B Note Portion” shall be set forth on Schedule A.

“Escrow Amount—DolEx Class B Portion” shall be comprised of the Escrow Amount – DolEx Class B Cash Portion and the Escrow Amount—DolEx Class B Note Portion.

“Escrow Amount—LAMS Cash Portion” shall be set forth on Schedule A.

“Escrow Amount—LAMS Note Portion” shall be set forth on Schedule A.

“Escrow Amount—LAMS Portion” shall be comprised of the Escrow Amount—LAMS Cash Portion and the Escrow Amount—LAMS Note Portion.

“Expense” means any and all expenses reasonably incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Body” means any foreign, federal, state, local or other governmental authority, legislative body, or regulatory body.

“Governmental Permits” has the meaning specified in Section 5.7.

“Hazardous Material” shall mean any chemical, substance, waste, pollutant, contaminant, equipment or fixture defined as hazardous or toxic or the manufacturing,

compounding, processing, distribution in commerce, transportation, treatment, storage, or disposal of which is regulated or otherwise governed by any Environmental Law, including but not limited to RCRA hazardous waste, CERCLA hazardous materials, TSCA regulated substances, any pesticides, agricultural treatment products or byproducts, oil and petroleum products and byproducts or constituents, urea formaldehyde insulation, lead in paint or drinking water, friable asbestos, and polychlorinated biphenyls (PCBs).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFMX” means IFMX International Money Exchange Corporation, a Delaware corporation.

“Indemnified Person” has the meaning specified in Section 10.10(a).

“Indemnifying Person” has the meaning specified in Section 10.11.

“Indemnity Fund” has the meaning specified in Section 10.9(a).

“Independent Accountants” has the meaning specified in Section 4.3(g)(iv).

“Initial Cash on Hand” has the meaning specified in Section 4.3(g)(i).

“Intellectual Property” has the meaning specified in Section 5.10(a).

“IRS” means the Internal Revenue Service.

“LAMS Closing Note” means a note having a principal amount as set forth on Schedule A, substantially in the form contained in Exhibit E.

“LAMS Escrow Note” means a note having a principal amount as set forth on Schedule A, substantially in the form contained in Exhibit E.

“LAMS Percentage” means, rounded to the nearest hundredth, 75.89%.

“LAMS Shareholder Cash Consideration” is an amount equal to the LAMS Shareholder Consideration minus the LAMS Shareholder Note Consideration.

“LAMS Shareholder Consideration” is an amount equal to the Acquisition Cost, minus the DolEx Class B Purchase Price, minus the BNP Paribas Debt.

“LAMS Shareholder Note Consideration” is an amount equal to $94,862,463.78, to be paid in the form of (i) the LAMS Closing Note and (ii) the LAMS Escrow Note.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Leased Real Property” has the meaning specified in Section 5.9.

“LLC Agreement” means the Limited Liability Company Agreement of the Company as amended at all dates prior to execution of this Agreement.

“Liability” means any direct or indirect, primary or secondary, liability (including any liability for Taxes), indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim deficiency, guaranty or endorsement of or by the Company or any of its Subsidiaries (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise, and shall include, without limitation, the BNP Paribas Debt.

“License” has the meaning specified in Section 5.10(c).

“Licensed Intellectual Property” has the meaning specified in Section 5.10(c).

“Licensed Software” has the meaning specified in Section 5.10(j).

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors, and audits by a Governmental Body conducted in the ordinary course of the business of the Company and its Subsidiaries), inspection, hearing, administrative or other proceeding relating to or affecting any Person, its records, its policies, its practices, its compliance with Law, its actions, its assets (including contracts relating to it), or the transactions contemplated by this Agreement.

“Loss” or “Losses” (as the context may require) means any and all demands, claims, actions or causes of action, assessments, losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, Taxes, diminution in value, damages (including special and consequential damages), expenses, deficiencies or other charges including interest, cost of investigation and defense, and reasonable attorneys’ and other professional fees and expenses.

“Management Employee” has the meaning specified in Section 5.13(a).

“Manager” means a member of the Board of Managers of the Company.

“Material Adverse Effect” means, as to any particular entity, any state of facts, change, development, effect, condition or occurrence that is (i) material and adverse to the business, assets, properties, condition (financial or otherwise) of such entity and its subsidiaries, taken as a whole, or (ii) materially affects the ability of such entity and its subsidiaries, taken as a whole, to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, other than in each case any state of facts, change, development, effect, condition or occurrence that arises out of or results from (A) changes in the United States, Mexican or global economy or capital or financial markets generally (including, without limitation, changes in generally accepted United States or Mexican accounting practices), (B) changes in the funds transfer business occurring before November 30, 2003 (including, without limitation, changes before November 30, 2003 in legal, regulatory, political, economic, or business conditions), (C) the negotiation, execution, announcement, or consummation of this Agreement or the transactions contemplated hereby, including without limitation the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees (excluding, for purposes of this exception (C) a net reduction in workforce (measured as of the Closing Date) of in excess of 10% of the number of Employees as of the date hereof), (D) any failure to meet revenue or earnings projections, or (E) any declaration of war, or act of war (whether declared or undeclared), armed conflict, or terrorism. When used in reference to the Company, “Material Adverse Effect” shall refer to the Company and its Subsidiaries, exclusive of CISA and IFMX.

“Merger” has the meaning in the third WHEREAS clause of this Agreement.

“Merger Expenses” has the meaning set forth in Section 12.9.

“Mergersub” has the meaning specified in the first paragraph of this Agreement.

“Non-Advent Shareholders” has the meaning specified in Section 10.9(a).

“Non-ERISA Plan” has the meaning specified in Section 5.12(b).

“OSHA” means the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., any amendment thereto, any successor statute, and any regulations promulgated thereunder.

“Owned Real Property” has the meaning specified in Section 5.8.

“Parent” has the meaning specified in the first paragraph of this Agreement.

“Parent Ancillary Agreements” means all agreements being or to be executed and delivered by Parent under this Agreement or in connection herewith that are listed in Schedule 6.2.

“Parent Group Member” means Parent and its Affiliates and their respective directors, executive officers, employees, successors and assigns, including, after the Effective Time, the Surviving Entity and its Subsidiaries.

“Patent Rights” has the meaning specified in Section 5.10(a)(i).

“Pension Plan” means any pension plan, as defined in Section 3(2) of ERISA, applied without regard to the exceptions from coverage contained in Sections 4(b)(4) or 4(b)(5) thereof.

“Per Share DolEx Class B Closing Consideration” means (i) the right to receive an amount in cash equal to the quotient of (A) the DolEx Class B Cash Consideration, less the Escrow Amount—DolEx Class B Cash Portion, divided by (B) the total number of outstanding shares of DolEx held by the DolEx Class B Shareholders immediately prior to the Effective Time, (ii) the right to a future payment under the DolEx Class B Closing Note equal to the quotient of (A) the aggregate principal amount of the DolEx Class B Closing Note divided by (B) the total number of outstanding shares of DolEx held by the DolEx Class B Shareholders immediately prior to the Effective Time, and (iii) the right to receive the Per Share DolEx Class B Escrow Proceeds and Per Share DolEx Class B Earnout Proceeds, if and when payable, pursuant to the terms of the Escrow Agreement and the Earnout Agreement.

“Per Share DolEx Class B Earnout Proceeds” means the quotient of (i) the portion (in dollars) of the Earnout—DolEx Class B Portion and the portion of the Branch Acquisition Amount payable to the DolEx Class B Shareholders ultimately determined, in accordance with the terms of this Agreement and the Earnout Agreement, to be distributable to the DolEx Class B Shareholders, divided by (ii) the total number of outstanding shares of DolEx held by the DolEx Class B Shareholders immediately prior to the Effective Time.

“Per Share DolEx Class B Escrow Proceeds” means the quotient of (i) the portion (in dollars) of the Escrow Amount—DolEx Class B Portion (including any earnings thereon) ultimately determined, in accordance with the terms of this Agreement and the Escrow Agreement, to be distributable to the DolEx Class B Shareholders, divided by (ii) the total number of outstanding shares of DolEx held by the DolEx Class B Shareholders immediately prior to the Effective Time.

“Per Share LAMS Closing Consideration” has the meaning specified in Section 3.1(c).

“Per Share LAMS Earnout Proceeds” means the quotient of (i) the portion (in dollars) of the Earnout—LAMS Portion and the portion of the Branch Acquisition Amount payable to the Shareholders ultimately determined, in accordance with the terms of this Agreement and the Earnout Agreement, to be distributable to Shareholders, divided by (ii) the total number of Company Shares outstanding immediately prior to the Effective Time.

“Per Share LAMS Escrow Proceeds” means the quotient of (i) the portion (in dollars) of the Escrow Amount—LAMS Portion (including any earnings thereon) ultimately determined, in accordance with the terms of this Agreement and the Escrow Agreement, to be distributable to the Shareholders, divided by (ii) the total number of Company Shares outstanding immediately prior to the Effective Time.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Plan” means any Pension Plan or Welfare Plan sponsored by the Company or any Subsidiary.

“Pre-Closing Tax Period” has the meaning specified in Section 10.1(a).

“Protected Employees and Independent Contractors” means Employees and any Person having an independent contractor or consultant relationship with the Company or any of its Subsidiaries for the provision of any form of Competitive Services at any time within six (6) months prior to the date of this Agreement.

“Purchase Price” means the sum of the Acquisition Cost and all payments ultimately distributed to the Shareholders and the DolEx Class B Shareholders pursuant to the Earnout Agreement.

“Quarterly Financial Statements” has the meaning specified in Section 5.4.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq., and any successor statute, and any regulations promulgated thereunder.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Company Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater of any Company Property.

“Remedial Action” means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment, (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

“Remuneration Plans” has the meaning specified in Section 5.12(g)(i)(B).

“Requirements of Laws” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including, without limitation, those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

“Restricted Period” means three years from the Effective Date of this Agreement with respect to all Shareholders and DolEx Class B Shareholders except (i) Raul Limon and Raly LLC, for whom the Restricted Period shall be five years from the Effective Date of this Agreement, and (ii) Salvador Velazquez, for whom the Restricted Period shall be one year from the Effective Date of this Agreement.

“Restricted Territory” means the territory in which Company or any of its Subsidiaries provided or have applied for licenses to provide Competitive Services during the twelve (12) month period prior to the Effective Date, consisting of the states of Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Florida, Georgia, Illinois, Michigan, Mississippi, Nevada, New Jersey, New Mexico, New York, North Carolina, Oklahoma, Oregon, South Carolina, Texas, Utah, and Washington and the countries of Argentina, Bolivia, Canada, any country in the Caribbean, Colombia, Costa Rica, Cuba, the Dominican Republic, Ecuador, El Salvador, Guatemala, Honduras, Mexico, Peru, Spain, or Venezuela.

“Shareholders” means the record holders of all the issued and outstanding shares of the Company.

“Shareholder Group Member” means the Shareholders, the DolEx Class B Shareholders, their respective Affiliates and the respective successors and assigns of the Shareholders, the DolEx Class B Shareholders, and their respective Affiliates.

“Shareholder Representative” means Advent International Corporation or such other Person appointed by the Shareholders and the DolEx Class B Shareholders pursuant to Section 12.13.

“Stock Pledge Agreement” means one of three agreements dated as of the Closing Date between Parent or the Surviving Entity and the Shareholder Representative or Pilscomb Properties, LLC, as applicable, substantially in the form contained in Exhibit G.

“Straddle Period” has the meaning specified in Section 10.1(a).

“Subsidiary” and “Subsidiaries” have the respective meaning specified in Section 5.2(a).

“Surviving Entity” has the meaning specified in Section 2.1.

“Tax” or “Taxes” (as the context may require) means:

(i)    all Federal, state, county, local, foreign (including, but not limited to, Mexican) and other taxes or withholding, including, without limitation, income tax, payroll and employee withholding, unemployment insurance, alternative or add-on minimum, production, license, occupation, windfall profits, social security, premium, excise, sales, use, gross receipts, gross income, environmental (including taxes under Section 59A of the Code), transfer, share or stock transfer and any required withholdings, registration, value added (including VAT), franchise, ad valorem, severance, capital stock, customs duties, capital taxes, taxes on assets, real and personal property taxes, stamp, and other governmental fees, charges and assessments if any kind whatsoever, and includes interest, additions to tax and penalties with respect thereto; and

(ii)    any liability of the Company or any Subsidiary for the payment of amounts with respect to payments of a type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company or any Subsidiary under any Tax Sharing Arrangement or Tax indemnity arrangement.

“Tax Contest” has the meaning specified in Section 10.2(d).

“Tax Return” means any return, report or similar statement required to be filed, for federal, state, county, local or foreign (including, but not limited to, Mexican) purposes, with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended Tax return or declaration of estimated Tax.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes the Company or any Subsidiary.

“Texas Law” means the Texas Business Corporation Act, the Texas Miscellaneous Corporation Laws Act, and the Texas Limited Liability Company Act, each as amended.

“Trademarks” has the meaning specified in Section 5.10(a)(ii).

“Trade Secrets” has the meaning specified in Section 5.10(a)(iv).

“Transfer Taxes” has the meaning specified in Section 10.5.

“WARN” has the meaning specified in Section 5.12(f).

“Welfare Plan” means any welfare plan, as defined in Section 3(1) of ERISA, applied without regard to the exceptions from coverage contained in Sections 4(b)(4) or 4(b)(5) thereof or any other welfare plan (prevision social) under foreign laws or regulations.

“Wells Fargo Debt” means the aggregate amount of debt of DolEx owed to Wells Fargo Bank Texas, N.A. immediately prior to the Closing, including any accrued, but unpaid, interest thereon, as evidenced by a certificate delivered by the Company to Parent in accordance with Section 4.6(h).

ARTICLE II

THE MERGER

2.1.     The Merger. Subject to the conditions contained herein and in accordance with the provisions of this Agreement and Delaware Law, at the Effective Time, Mergersub shall be merged with and into the Company, and the Company, as the entity surviving in the Merger (the “Surviving Entity”), shall continue unaffected and unimpaired by the Merger to exist under and be governed by the laws of the State of Delaware. Upon the effectiveness of the Merger, the separate existence of Mergersub shall cease, except to the extent provided by law.

2.2.     Effects of the Merger. The Merger shall have the effects set forth in Section 264 of the Delaware General Corporation Law and Section 18-209 of the Delaware Limited Liability Company Act.

2.3.     Board of Managers of the Surviving Entity. The Board of Managers of the Surviving Entity immediately following the Merger shall consist of not less than one Manager, who shall be designated by the Parent and serve until his or her respective successors are duly elected and qualified.

2.4.     No Appraisal Rights. Each Shareholder and each DolEx Class B Shareholder hereby waives any appraisal or dissenters’ rights under Delaware Law, Texas Law or under the laws of any other jurisdiction with respect to the Merger or the transactions contemplated thereby. Parent hereby waives any appraisal or dissenters’ rights it may have with respect to the Merger.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY;

PURCHASE OF SHARES OF DOLEX

3.1.     Conversion Terms. As of the Effective Time, by virtue of the Merger and without any action on the part of any Shareholder of the Company or stockholders of Mergersub:

(a)    Each share of Mergersub stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of the Surviving Entity, constituting 100% of the membership interests of the Surviving Entity.

(b)    All shares of Mergersub stock that immediately prior to the Effective Time are held in the treasury of Mergersub shall become authorized but unissued shares of the Surviving Entity and no cash or other consideration shall be paid or delivered in exchange therefor.

(c)    Each share of the Company issued and outstanding immediately prior to the Effective Time shall be converted into (i) the right to receive an amount in cash equal to the quotient of (A) the LAMS Shareholder Cash Consideration, less the Escrow Amount – LAMS Cash Portion, divided by (B) the total number of outstanding Company Shares, (ii) the right to a future payment under the LAMS Closing Note equal to the quotient of (A) the aggregate principal amount of the LAMS Closing Note divided by (B) the total number of outstanding Company Shares (together, (i) and (ii) hereinafter the “Per Share LAMS Closing Consideration”), and (iii) the right to receive the Per Share LAMS Escrow Proceeds and Per Share LAMS Earnout Proceeds, if and when payable, pursuant to the terms of the Escrow Agreement and the Earnout Agreement.

3.2.     Delivery of LAMS Certificates. At the Effective Time, each holder of a certificate or certificates representing Company Shares convertible into the Per Share LAMS Closing Consideration pursuant to Section 3.1(c), shall surrender such certificate or certificates to Parent or a representative of Parent, and, in exchange therefor, Parent shall immediately deliver or cause to be delivered in respect of each such share the Per Share LAMS Closing Consideration. Until surrendered as contemplated by this Section 3.2, each such certificate shall, at and after the Effective Time, be deemed to represent only the right to receive in respect of each Company Share previously represented thereby, (i) upon such surrender, the Per Share LAMS Closing Consideration, (ii) at the later of such surrender or when payable pursuant to the Earnout Agreement, the Per Share LAMS Earnout Proceeds, and (iii) at the later of such surrender or when payable pursuant to the terms of the Escrow Agreement, the Per Share LAMS Escrow Proceeds.

3.3.    Delivery of DolEx Certificates.

(a)    Subject to the terms and conditions hereof, at the Effective Time, the DolEx Class B Shareholders shall sell to Parent, and Parent shall purchase from the DolEx Class B Shareholders, all of their shares of capital stock of DolEx, and in exchange therefore, the DolEx Class B Shareholders shall receive, (i) upon such surrender, the Per Share DolEx Class B Closing Consideration, (ii) when payable pursuant to the Earnout Agreement, the Per Share DolEx Class B Earnout Proceeds, and (iii) when payable pursuant to the terms of the Escrow Agreement, the Per Share DolEx Class B Escrow Proceeds.

(b)    At the Effective Time, each DolEx Class B Shareholder shall execute and/or deliver to Parent, certificates representing all of their capital stock in DolEx, duly endorsed (or accompanied by duly executed stock powers) for transfer to the Parent, and shall surrender such certificate or certificates to Parent or a representative of Parent.

(c)    Immediately after the Effective Time, Parent shall transfer the shares of capital stock of DolEx received from the DolEx Class B Shareholders to the Company.

ARTICLE IV

CLOSING

4.1.     Closing Date. The Closing of the Merger shall take place at 9:00 A.M., local time, on the later of October 15, 2003 or the second business day following the day on which all the parties hereto receive notice (in accordance with Section 12.4) that all obligations contained in Articles VIII and IX hereunder have been properly fulfilled or waived by the parties hereto (or such later date as may be mutually agreed to by all of the parties hereto), at the offices of Alston & Bird LLP, 90 Park Avenue, New York, New York 10016-3424, or as soon thereafter as reasonably practicable consistent with the terms and provisions of this Agreement. The date on which the Closing is actually held is hereinafter sometimes referred to as the “Closing Date.” Each party agrees, unless a different standard is herein set forth, to use its best efforts to satisfy promptly all conditions to the respective obligations of the parties hereto in order to close the Merger on or before October 15, 2003 or, if the parties are unable after using such best efforts to close on such date, in order to close as soon thereafter as is reasonably practicable.

4.2.     Filing Certificate of Merger and Effectiveness. Subject to the fulfillment or waiver of the conditions to the respective obligations of each of the parties set forth in Article VIII or Article IX, as the case may be, the parties shall cause the Merger to be consummated by filing a certificate of merger (which shall be in form and substance reasonably satisfactory to the parties hereto), executed and acknowledged in accordance with Delaware Law, in the office of the Secretary of State of the State of Delaware. The Merger shall become effective upon such filing or as set forth in the certificate of merger as provided by Delaware Law. The date and time of such date of effectiveness of the Merger are herein called, respectively, the “Effective Date” and the “Effective Time.”

4.3.    Payment of Acquisition Cost; Payment of BNP Paribas Debt, Wells Fargo Debt and DolEx Class B Purchase Price; Cash Adjustment Procedure.

(a)    At the Effective Time, Parent shall deliver to the Shareholders, in accordance with Section 3.2, (i) an amount in cash equal to the LAMS Shareholder Cash Consideration minus the Escrow Amount—LAMS Cash Portion, and (ii) the LAMS Closing Note, each allocated among the Shareholders as set forth in Schedule A (which shall be updated as of the Closing Date to reflect the actual Acquisition Cost).

(b)    At the Effective Time, Parent shall deliver to the Escrow Agent (i) an amount in cash equal to the Escrow Amount— LAMS Cash Portion, and (ii) the LAMS Escrow Note, pursuant to, and in accordance with the terms of the Escrow Agreement, which amounts shall be allocated among the Shareholders as set forth on Schedule A.

(c)    Immediately after the Effective Time, Parent shall cause to be delivered to the DolEx Class B Shareholders (i) an amount in cash equal to the DolEx Class B Cash Consideration minus the Escrow Amount—DolEx Class B Cash Portion, and (ii) the DolEx Class B Closing Note, each allocated among DolEx Class B Shareholders as set forth in Schedule A.

(d)    Immediately after the Effective Time, Parent shall cause to be delivered to the Escrow Agent, (i) an amount in cash equal to the Escrow Amount—DolEx Class B Cash Portion, and (ii) the DolEx Class B Escrow Note, pursuant to, and in accordance with the terms of the Escrow Agreement, which amounts shall be allocated among the Shareholders as set forth on Schedule A.

(e)    At the Effective Time, Parent shall cause the BNP Paribas Debt and the Wells Fargo Debt to be discharged in full (which amounts of BNP Paribas Debt and Wells Fargo Debt shall be set forth in a certificate delivered by the Company to Parent in accordance with Section 4.6(h)).

(f)    The amounts delivered to the Escrow Agent pursuant to (b) and (d) above, together with any additional amounts subsequently contributed pursuant to Section 3.3 of the Earnout Agreement, shall constitute the cash amount of the Indemnity Fund and shall be held by the Escrow Agent for the purpose of satisfying adjustments pursuant to Section 4.3(g) and indemnity claims pursuant to Article X hereof. Subject to the satisfaction of any such claims in accordance with the terms of Section 4.3(g) and Article X and the terms of the Escrow Agreement, the Indemnity Fund shall be paid to the Shareholders and the DolEx Class B Shareholders or their assignees, as provided in the Escrow Agreement. The parties acknowledge that the funds held pursuant to the Escrow Agreement will be comprised partly of the Escrow Amount—LAMS Portion and partly of the Escrow Amount—DolEx Class B Portion, and such amounts will be allocated among the Shareholders and the DolEx Class B Shareholders as set forth on Schedule A hereto. The parties also acknowledge that additional amounts may be contributed to the Indemnity Fund to be held pursuant to the Escrow Agreement pursuant to Section 3.3 of the Earnout Agreement, and such amounts will be allocated among the Shareholders and the DolEx Class B Shareholders pursuant to the percentages for earnout distributions set forth on Schedule A. Amounts distributed, whether on termination of the Escrow Agreement or otherwise, to the Shareholders will constitute a portion of the LAMS Shareholder Consideration, and amounts distributed to the DolEx Class B Shareholders will constitute a portion of the DolEx Class B Purchase Price.

(g)    For purposes of calculating the Acquisition Cost, the following procedures shall apply:

(i)    Not less than two (2) business days before the Closing Date, the Company shall prepare and deliver to the Parent a statement (the “Initial Cash Statement”) showing the amount of Cash on Hand at the end of business on the fifth business day before the Closing Date (the “Cash Measurement Date”) stating the Cash on Hand as of the Cash Measurement Date minus (i) $5.5 million of cash, (ii) an additional initial amount of $550,000 of cash (with regard to (i) and (ii), in each case excluding cash equivalents but including foreign currencies, which foreign currencies shall be measured in dollars and calculated using exchange rates as set forth by Banco de Mexico on the Diario Oficial de la Federacion two business days before the Closing Date), and (iii) an amount equal to the Accrued Taxes (the result of such calculation, the “Initial Cash on Hand”) and any work papers and other documents and information used by the Company in preparing the Initial Cash Statement. Unless the Company, the Parent and the Shareholder Representative object, each in their sole discretion, the Initial Cash on Hand set forth in the Initial Cash Statement will be used to calculate the Cash on Hand and the Acquisition Cost, subject to adjustment as set forth in Section 4.3(v) below.

(ii)    Not more than five (5) business days after the Closing Date, the Surviving Entity shall prepare and deliver to the Parent and the Shareholder Representative a statement of cash balance (the “Closing Cash Statement”) showing the amount of Cash on Hand at the end of business on the Closing Date minus (i) $5.5 million of cash (excluding cash equivalents but including foreign currencies, which foreign currencies shall be measured in dollars and calculated using exchange rates as set forth by Banco de Mexico on the Diario Oficial de la Federacion two business days before the Closing Date), and (ii) an amount equal to the Accrued Taxes (the result of such calculation, the “Closing Cash on Hand”) and any work papers and other documents and information used by the Surviving Entity in preparing the Closing Cash Statement.

(iii)    If, within thirty (30) days following delivery of the Closing Cash Statement, the Parent or the Shareholder Representative, as the case may be, has not given the Shareholder Representative or the Parent, as the case may be, written notice of its objection as to the calculation of the Closing Cash on Hand (which notice shall state the basis of its objection), then such calculation of Closing Cash on Hand shall be binding and conclusive on the parties to this Agreement, including without limitation for purposes of the adjustment procedure set forth in Section 4.3(v) below.

(iv)    If the Parent or the Shareholder Representative, as the case may be, duly gives the Shareholder Representative or the Parent, as the case may be, such notice of objection, and if the Shareholder Representative and the Parent fail to resolve the issues outstanding with respect to the Closing Cash Statement within ten (10) days of the receipt by the Shareholder Representative or the Parent, as the case may be, of the objection notice by the Parent or the Shareholder Representative, as the case may be, the Shareholder Representative and the Parent shall submit the issues remaining in dispute to KPMG LLP or such other nationally recognized firm of independent public accountants as the parties to this Agreement mutually agree (the “Independent Accountants”). If issues are submitted to the Independent Accountants for resolution, (i) the Shareholder Representative and the Parent shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the Independent Accountants shall calculate Cash on Hand at the close of business on the Closing Date, and the determination by the Independent Accountants, as set forth in a notice to be delivered to both the Shareholder Representative and the Parent within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties hereto and shall constitute the Closing Cash on Hand; and (iii) any fees and costs of the Independent Accountants for such determination shall be split equally between the Parent and the Indemnity Fund.

(v)    The “Adjustment Amount” (which may be a positive or negative number) will be equal to the amount determined by subtracting Closing Cash on Hand (determined in accordance with Section 4.3(iii) or (iv) above, whichever is applicable) from the Initial Cash on Hand as set forth in the Initial Cash Statement. Within five (5) days of the determination of the Closing Cash on Hand pursuant to Section 4.3 (iii) or (iv) above, as the case may be: (a) if the Adjustment Amount is positive, the Escrow Agent shall pay the Adjustment Amount to the Parent from the Indemnity Fund by wire transfer of immediately available funds to an account designated by the Parent, and such payment shall be treated as a reduction of the LAMS Shareholder Consideration and the DolEx Class B Purchase Price or (b) if the Adjustment Amount is negative, the Parent shall pay the Adjustment Amount (multiplied by the LAMS Percentage and the DolEx Class B Percentage, respectively) to the Shareholders and to the DolEx Class B Shareholders, as additional LAMS Shareholder Consideration and DolEx Class B Purchase Price, by wire transfer of immediately available funds to an account or accounts designated by the Shareholder Representative.

4.4.     Parent’s Additional Deliveries. On the Closing Date, Parent shall deliver to the Shareholder Representative all of the following:

(a)    a copy of the Certificate of Incorporation of Parent, certified as of a recent date by the Secretary of State of the State of Georgia;

(b)    a certificate of good standing of Parent, issued as of a recent date by the Secretary of State of the State of Georgia;

(c)    a certificate of the Secretary or an Assistant Secretary of Parent, dated the Effective Date, in form and substance reasonably satisfactory to the Shareholder Representative, as to (i) no amendments to the certificate of incorporation of Parent since a specified date; (ii) the by-laws of Parent; (iii) the resolutions of the Board of Directors of Parent authorizing the execution and performance of this Agreement and the transactions contemplated herein; and (iv) the incumbency and signatures of the officers of Parent executing this Agreement and any Parent Ancillary Agreement;

(d)    an opinion of Alston & Bird LLP, counsel to Parent, dated the Effective Date and in form and substance reasonably satisfactory to the Shareholder Representative, substantially in the form contained in Exhibit B;

(e)    the Escrow Agreement, duly executed by Parent;

(f)    the certificate contemplated by Section 9.1, duly executed by the Chairman, Chief Executive Officer, and President or Chief Financial Officer of Parent;

(g)    full and unqualified releases in favor of all past and resigning officers of the Company and its Subsidiaries, members of the Board of Managers of the Company, and members of the Board of Directors or other governing boards of the Subsidiaries from all claims of the Surviving Entity and the Parent of any sort existing as of the Closing Date, in connection with their services in such capacities, except for any obligations under or claims arising out of the terms of this Agreement or any Company Ancillary Agreements;

(h)    evidence of payment in immediately available funds of all Merger Expenses of the Company and the DolEx Class B Shareholders;

(i)    the LAMS Closing Note;

(j)    the DolEx Class B Closing Note;

(k)    the Earnout Agreement, duly executed by Parent;

(l)    a Stock Pledge Agreement, duly executed by Parent, pledging the membership interests of the Surviving Entity as collateral for the Parent’s obligations under the LAMS Closing Note and the LAMS Escrow Note;

(m)    a Stock Pledge Agreement, duly executed by the Surviving Entity, pledging the shares of capital stock of DolEx, other than those held by the DolEx Class B Shareholders immediately prior to the Effective Time, as collateral for the Parent’s obligations under the LAMS Closing Note and the LAMS Escrow Note.

(n)    a Stock Pledge Agreement, duly executed by the Surviving Entity, pledging the shares of capital stock of DolEx held by the DolEx Class B Shareholders immediately prior to the Effective Time as collateral for the Parent’s obligations under the DolEx Class B Closing Note and the DolEx Class B Escrow Note.

4.5.     Mergersub’s Deliveries. On the Closing Date Mergersub shall deliver to the Shareholder Representative all of the following:

(a)    a copy of the certificate of incorporation of Mergersub certified as of a recent date by the Secretary of State of the State of Delaware;

(b)    a certificate of good standing of Mergersub, issued as of a recent date by the Secretary of State of the State of Delaware;

(c)    a certificate of the Secretary or an Assistant Secretary of Mergersub, dated the Effective Date, in form and substance reasonably satisfactory to the Shareholder Representative, as to (i) no amendments to the certificate of incorporation of Mergersub since a specified date; (ii) the by-laws of Mergersub; (iii) the resolutions of the Board of Directors of Mergersub authorizing the execution and performance of this Agreement and the transactions contemplated herein and the written consent of Parent approving this Agreement in accordance with Delaware Law; and (iv) the incumbency and signatures of the officers of Mergersub executing this Agreement; and

(d)    the certificates contemplated by Section 9.1 duly executed by the President or any Vice President of Mergersub.

4.6.    The Company’s Deliveries. On the Closing Date the Company shall deliver to Parent all of the following:

(a)    a copy of the Certificate of Formation of the Company, certified as of a recent date by the Secretary of State of the State of Delaware;

(b)    a certificate of good standing of the Company, issued as of a recent date by the Secretary of State of the State of Delaware;

(c)    a certificate of the Secretary or an Assistant Secretary of the Company, dated the Effective Date, in form and substance reasonably satisfactory to Parent, as to (i) no amendments to the Certificate of Formation of the Company since a specified date; (ii) the LLC Agreement of the Company; (iii) the resolutions of the Board of Managers of the Company authorizing the execution and performance of this Agreement and the transactions contemplated herein; and (iv) the incumbency and signatures of the officers of the Company executing this Agreement and any Company Ancillary Agreement;

(d)    opinions of Wiggin & Dana, LLP, Jackson Walker L.L.P., and Bufete Gastelum, S.C., dated the Effective Date and in form and substance reasonably satisfactory to Parent, substantially in the form contained in Exhibit C;

(e)    as may be requested by the Parent, resignation letters of each of the Managers of the Company and the officers and directors of the Subsidiaries, effective as of the Effective Time;

(f)    the certificate contemplated by Section 8.1, duly executed by the President or Chairman of the Company;

(g)    the certificate specified in Section 8.9;

(h)    the certificate duly executed by the President or Chairman of the Company, setting forth (i) the amount necessary to pay off the BNP Paribas Debt, (ii) the amount necessary to pay off the Wells Fargo Debt, (iii) the amount necessary to pay all unpaid Merger Expenses incurred by the Company and the DolEx Class B Shareholders, (iv) an amount equal to the estimated taxable income of the Company, its Subsidiaries and IFMX during the period January 1, 2003 through the Closing Date (or for the portion of time that they were part of the group during such period) multiplied by the actual effective tax rate, plus all other unpaid Taxes affiliated with such period less any quarterly estimated Taxes that have been paid to the appropriate Governmental Body for such period (the “Accrued Taxes”), and (v) the amount of fees incurred as of the Closing Date (whether or not already billed) in connection with the preparation of the opinion required by Section 4.6(o).

(i)    full and unqualified releases by the Company and the Subsidiaries in favor of each Parent Group Member, Company, and the Subsidiaries, and each of their respective directors, officers, employees, representatives, agents, members, stockholders, successors, predecessors or assigns from any and all claims arising prior to, or claims arising from events occurring before, the Closing Date, except for any obligations under or claims arising out of the terms of this Agreement or any Company Ancillary Agreement;

(j)    a certificate executed under the penalties of perjury and otherwise complying with the provisions of Section 1.1445-2(c)(3) of the U.S. Treasury Regulations, stating that the Company is not a United States real property holding corporation, as defined in Section 897(c)(2) of the Code and has not been a United States real property holding corporation at any time during the five-year period ending on Closing Date, and if Parent does not receive said certificate on the Closing Date, Parent is allowed to withhold a portion of the Acquisition Cost pursuant to its U.S. withholding agent obligations under the Code;

(k)    original stock certificates or other evidence of ownership satisfactory to Parent evidencing 100% ownership of the capital stock or other ownership interest of those entities listed on Schedule 5.2(a), other than CISA and IFMX, titled under the name of the Company and, where a minority interest is required by law, one additional designee to be provided by the Parent;

(l)    certified copies of the deed of incorporation, the by-laws, any public deed evidencing amendments to the by-laws, and all corporate books and records (including original stock certificates) of Dolex Envíos;

(m)    certified copies of the articles of incorporation, the by-laws, and all corporate books and records (including original share certificate(s) evidencing all of the Company’s ownership interests in DolEx) of DolEx;

(n)    “no lien certificates” issued by the corresponding Public Registries of Property with respect to real property owned by Dolex Envíos and a no lien certificate issued by the Public Registry of Commerce of the Mexico City Federal District with respect to DolEx Envíos;

(o)    an opinion of Katten Muchin Zavis Rosenman regarding certain regulatory matters dated the Effective Date and in form and substance reasonably satisfactory to Parent, substantially in the form contained in Exhibit D;

(p)    a report of Kroll, Inc. on the compliance programs of the Company and the Subsidiaries relating to their funds transfer businesses, dated after the date of this Agreement and which has been completed in accordance with Section 7.12;

(q)    a revised Schedule A updated to reflect the actual Acquisition Cost and resulting allocations among the Shareholders and the DolEx Shareholders;

(r)    an opinion of Goodwin Proctor LLP dated the Effective Date and in form and substance reasonably satisfactory to Parent, substantially in the form contained in Exhibit H; and

(s)    an opinion of Salvador Arroyo dated the Effective Date and in form and substance reasonably satisfactory to Parent, substantially in the form contained in Exhibit I.

4.7.    Shareholder Representative Deliveries. On the Closing Date, the Shareholder Representative shall deliver to Parent:

(a)    the Escrow Agreement, duly executed by the Shareholder Representative; and

(b)    the Earnout Agreement, duly executed by the Shareholder Representative.

4.8.    Shareholder and DolEx Class B Shareholder Deliveries and Additional Agreements.

(a)    Closing Deliveries. On the Closing Date, the Shareholders and the DolEx Class B Shareholders shall deliver to Parent

(i)    full and unqualified releases by the Shareholders and the DolEx Class B Shareholders in favor of each Parent Group Member, Company, and the Subsidiaries, and each of their respective directors, officers, employees, representatives, agents, members, stockholders, successors, predecessors or assigns from any and all claims arising prior to, or claims arising from events occurring before, the Closing Date, except for any obligations under or claims arising out of the terms of this Agreement or any Company Ancillary Agreement; and

(ii)    certificates representing all shares of capital stock in DolEx, held by the DolEx Class B Shareholders duly endorsed (or accompanied by duly executed stock powers) for transfer to the Company.

(b)    Shareholder and DolEx Class B Shareholder Non-Compete.

(i)    General. The Shareholders (which for purposes of this Section 4.8(b) only shall also be deemed to include Raul Limon, the sole member of Raly LLC), the DolEx Class B Shareholders, Company, and Parent understand and agree that this Section 4.8(b) is intended to protect legitimate business interests of Parent and the Company, and is not intended to place a general restraint on competition. The Shareholders, the DolEx Class B Shareholders, and the Company acknowledge that the restrictions set forth in this Section 4.8(b) are reasonable and are an integral and material part of this Agreement. The Shareholders, the DolEx Class B Shareholders, and the Company acknowledge that the covenants herein are intended to protect and secure the consideration paid by Parent to the Shareholders and the DolEx Class B Shareholders. The Shareholders and the DolEx Class B Shareholders acknowledge that the covenants herein are made without regard to the existence of any employment relationship between any Shareholder or any DolEx Class B Shareholder and Parent.

(ii)    Restriction on Disclosure and Use of Confidential Information and Trade Secrets. The Shareholders and the DolEx Class B Shareholders understand and agree that the Confidential Information and Trade Secrets constitute valuable assets of the Company and its Subsidiaries, for which Parent is providing good and valuable consideration, and may not be converted to any Shareholder’s or DolEx Class B Shareholder’s own use. Accordingly, the Shareholders and the DolEx Class B Shareholders hereby agree that they shall not, at any time during the Restricted Period reveal, divulge, or disclose to any Person not expressly authorized by Parent any Confidential Information, and the Shareholders and the DolEx Class B Shareholders shall not, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity. Throughout the Restricted Period and at all times thereafter, the Shareholders and the DolEx Class B Shareholders shall not transmit or disclose any Trade Secret of the Company or any Subsidiary to any Person, and shall not make use of any such Trade Secret for itself, herself or for others, without the prior written consent of Parent. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter Parent’s, the Company’s, any Shareholder’s, or any DolEx Class B Shareholder’s rights under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, the Shareholders and the DolEx Class B Shareholders shall not be restricted from disclosing or using Confidential Information that is required to be disclosed by law, Court Order, any Governmental Body, or other legal process; provided, however, that in the event disclosure is required by law, Court Order, any Governmental Body, or other legal process or regulatory authority, such Shareholder or DolEx Class B Shareholder shall provide Parent with prompt notice of such requirement so that Parent may seek an appropriate protective order prior to any such required disclosure by such Shareholder or DolEx Class B Shareholder.

(iii)    Nonsolicitation of Protected Employees and Independent Contractors. The Shareholders and the DolEx Class B Shareholders understand and agree that the relationship between Parent and each of its Protected Employees and Independent Contractors constitutes a valuable asset of the Company for which Parent is paying good and valuable consideration, and may not be converted to any Shareholder’s or DolEx Class B Shareholder’s own use. Accordingly, the Shareholders and the DolEx Class B Shareholders hereby agree that during the Restricted Period, no Shareholder or DolEx Class B Shareholder, shall, directly or indirectly, solicit or induce any Protected Employee or Independent Contractor to terminate his or her employment, independent contractor, or consultant relationship with the Company or any of its Subsidiaries or to enter into employment, independent contractor or consulting relationship with any other Person where the Protected Employee or Independent Contractor will provide Competitive Services on behalf of any Person other than the Company, its Subsidiaries, or Parent; provided, however, that with regard to Paribas North America, Inc., BNP Paribas, and their affiliates, nothing in this Section 4.8(b)(iii) shall be construed to prohibit the solicitation or hiring of Employees pursuant to a general advertisement for employees in a publication of general circulation.

(iv)    Nonsolicitation of Settlement Agents. The Shareholders and the DolEx Class B Shareholders understand and agree that the relationship among the Company, its Subsidiaries and each of the settlement agents listed on Schedule 4.8(b)(iv) constitutes a valuable asset of the Company for which Parent is paying good and valuable consideration, and may not be converted to any Shareholder’s or DolEx Class B

Shareholder’s own use. Accordingly, the Shareholders and the DolEx Class B Shareholders hereby agree that during the Restricted Period, no Shareholder or DolEx Class B Shareholder shall (A) directly or indirectly, solicit or induce any settlement agent listed on Schedule 4.8(b)(iv) to terminate its contractual relationship with the Company or its Subsidiaries, nor (B) enter into any relationship where such settlement agent will provide Competitive Services on behalf of any Person other than the Company, its Subsidiaries, or Parent.

(v)    Noncompetition of Natural Persons with the Company or Parent. The parties acknowledge: (A) that the Shareholders and the DolEx Class B Shareholders who are natural persons have substantial contacts with customers, suppliers, advertisers and vendors of the Company and its Subsidiaries; (B) that the Shareholders and the DolEx Class B Shareholders who are natural persons, either individually or in the aggregate, are capable of competing with the Company; (C) that Parent is paying good and valuable consideration for the Company, and the value of that purchase would be undermined by a Shareholder’s or DolEx Class B Shareholder’s breach of this Agreement and conversion of the goodwill associated with the Company’s business by any Shareholder or DolEx Class B Shareholder; and (D) that the Shareholders and the DolEx Class B Shareholders who are natural persons are capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement. The Shareholders and the DolEx Class B Shareholders that are natural persons hereby agree that, during the Restricted Period, no Shareholder or DolEx Class B Shareholder who is a natural person will, without prior written consent of Parent, directly or indirectly, seek or obtain a Competitive Position in the Restricted Territory with a Competitor.

(vi)    Noncompetition of Entities with the Company or Parent. The parties acknowledge: (A) that the Shareholders and the DolEx Class B Shareholders who are not natural persons have substantial contacts with customers, suppliers, advertisers and vendors of the Company and its Subsidiaries; (B) that the Shareholders and the DolEx Class B Shareholders who are not natural persons, either individually or in the aggregate, are capable of competing with the Company; and (C) that Parent is paying good and valuable consideration for the Company, and the value of that purchase would be undermined by a Shareholder’s or DolEx Class B Shareholder’s breach of this Agreement and conversion of the goodwill associated with the Company’s business by any Shareholder or DolEx Class B Shareholder. The Shareholders and the DolEx Class B Shareholders that are not natural persons hereby agree that, during the Restricted Period, no Shareholder or DolEx Class B Shareholder who is not a natural person shall, without the prior written consent of Parent, directly or indirectly, operate, manage or own any interest in any Competitor or engage in the provision of Competitive Services in the Restricted Territory.

(vii)    Limitations on Noncompetition Covenants. Nothing contained in Sections 4.8(b)(i), (iv), (v), and (vi) shall (A) be deemed to prohibit the ownership by any Shareholder or DolEx Class B Shareholder of any securities of Parent or its affiliated entities or not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, (B) prevent any Shareholder or DolEx Class B Shareholder who is not an Employee as of the date hereof from acquiring any interest in any entity or business that derives less than 10% of its revenues from Competitive Services so long as such Shareholder or DolEx Class B Shareholder disposes or causes the disposal of the business engaged in Competitive Services within twenty-four months of the consummation of the acquisition and uses best efforts to dispose or cause the disposal of such business engaged in Competitive Services within twelve months of the consummation of the acquisition; (C) be construed so as to require CISA and IFMX to cease operations in which they are engaged as of the date hereof; or (D) prohibit any Shareholder or DolEx Class B Shareholder from owning any interest in a business engaged primarily in the activity of settling money transfers to the beneficiaries of such transfers, so long as such business derives less than 5% of its revenues from Competitive Services; or (E) operate a financial institution organized under Article 10 of the Ley de Ahorro y Crédito Popular dated July 4, 2001, so long as such institution derives less than 5% of its revenues from Competitive Services. In addition, nothing in this Section 4.8(b) shall be construed to prohibit with regard to Paribas North America, Inc., BNP Paribas, and their affiliates from (1) conducting any financial services business it currently conducts, or (2) acquiring a diversified financial services business that incidentally provides Competitive Services.

(viii)    Rights and Remedies Upon Breach. In the event any Shareholder or DolEx Class B Shareholder breaches, or threatens to commit a breach of, any of the provisions of this Section 4.8(b), Parent shall have the following additional rights and remedies, which shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to Parent at law or in equity:

(A)    the right and remedy to enjoin, preliminarily and permanently, such Shareholder or DolEx Class B Shareholder from violating or threatening to violate the covenants contained in this Section 4.8(b) and to have such covenants specifically enforced by any court of competent jurisdiction, without the necessity of posting bond, it being agreed that any breach or threatened breach would cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent; and

(B)    the right and remedy to require such Shareholder or DolEx Class B Shareholder to account for and pay over to Parent all compensation, profits, monies, accruals, increments or other benefits derived or received by such Shareholder or DolEx Class B Shareholder as the result of any transactions constituting a breach of this Section 4.8(b).

(ix)    Severability of Covenants. The Shareholders and the DolEx Class B Shareholders acknowledge and agree that the covenants contained in this Section 4.8(b) are reasonable and valid in time and scope and in all other respects. The Shareholders and the DolEx Class B Shareholders acknowledge and agree that the covenants made in this Section 4.8(b) are made in the context of the sale of a business. The covenants set forth in this Section 4.8(b) shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant in this Section 4.8(b) be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Section 4.8(b). If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Shareholders and the DolEx Class B Shareholders in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

(x)    Attorneys’ Fees. In any action relating to the enforcement of the covenants contained in this Section 4.8(b), the prevailing party in such action shall be entitled to be paid any and all costs and expenses incurred by him or it in enforcing or establishing his or its rights thereunder, including, without limitation, reasonable attorneys’ fees, whether suit be brought or not, and whether or not incurred in trial, arbitration, bankruptcy or appellate proceedings.

(c)    Cooperation Preparing Financial Statements. The Shareholders and the DolEx Class B Shareholders agree to use their best efforts to cooperate and assist Parent with the preparation of the financial statements required to be provided by Parent following the Merger pursuant to Items 2 and 7 of Form 8-K, and Parent agrees to reimburse the Shareholders and the DolEx Class B Shareholders for all reasonable costs and expenses incurred to render such assistance.

(d)    Raly LLC Stock Purchase Agreement. The Shareholders and DolEx Class B Shareholders acknowledge that Parent and Raly LLC may, on or prior to the later of (i) the Closing Date, or (ii) November 30, 2003, enter into a stock purchase agreement on the terms set forth on Schedule 4.8(d) for the purchase of restricted Parent common stock. Such purchase will be made with a portion of the consideration received by Raly LLC pursuant to this Agreement. Such restricted shares to be received by Raly LLC will not in any way constitute additional consideration received by Raly LLC in connection with the transactions contemplated by this Agreement.

(e)    Delivery of DolEx Class B Shareholder Consideration. The DolEx Class B Shareholders hereby agree and direct Parent to address and deliver all consideration due and payable by Parent to any DolEx Class B Shareholder, whether under this Agreement or the Earnout Agreement, to Pilscomb Properties, LLC. The DolEx Class B Shareholders hereby waive, and release Parent from, any claims relating to the right to receive such consideration directly from Parent. Unless Parent is directed in a writing signed by all DolEx Class B Shareholders, the appointment of Pilscomb Properties, LLC as the recipient of the consideration for all DolEx Class B Shareholders shall be irrevocable.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY, THE

SHAREHOLDERS, AND THE DOLEX CLASS B SHAREHOLDERS

As an inducement to Parent and Mergersub to enter into this Agreement and to consummate the transactions contemplated hereby, the Company, the Shareholders, and the DolEx Class B Shareholders represent and warrant to Parent and Mergersub and agree as follow:

5.1.    Organization and Capital Structure.

(a)    The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified or licensed to transact business as a foreign limited liability company or organization in good standing in the states of the United States and foreign jurisdictions where the character of its assets or the nature and conduct of its business requires it to be so qualified or licensed (except for any jurisdiction in which the failure to so qualify would not have a Material Adverse Effect on the Company). The Company has full power and authority to own or lease and to operate and use its assets and to carry on its business as now conducted or proposed to be conducted. True and complete copies of the minute book, Certificate of Formation and all amendments thereto and of the LLC Agreement of the Company have been made available to Parent.

(b)    The capital of the Company consists of (i) 276,301 shares, all of which are outstanding, of which 14,637 shares, held by Paribas North America, Inc., are non-voting, except as required by law. Except as set forth on Schedule 5.1(b), there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock or other equity interest of the Company, whether on conversion of other securities or otherwise. None of the issued and outstanding Company Shares have been issued in violation of, or is subject to, any preemptive or subscription rights. Except as set forth in Schedule 5.1(b), the Company is not a party to any stockholder agreement, voting trust agreement or any other similar contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to the voting, dividend, ownership or transfer rights of any shares of capital stock of the Company.

(c)    Schedule 5.1(c) sets forth a list of all record owners of outstanding Company Shares, and the number of shares held on the date hereof. Each Shareholder has good and valid title to, and beneficial ownership of, the Company Shares shown on Schedule 5.1(c) as being owned by it, free from all Encumbrances except as set forth on Schedule 5.1(c).

5.2.    Subsidiaries and Investments.

(a)    Schedule 5.2(a) contains a list of each corporation, limited liability company, partnership, joint venture or other entity in which the Company owns, directly or indirectly, outstanding voting securities, equity, partnership or similar interests. Schedule 5.2(a) also identifies each corporation, limited liability company, partnership, joint venture or other entity in which the Company owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests, or is a general partner or managing member (each such corporation, partnership, joint venture or other entity, excluding CISA and IFMX, being herein called a “Subsidiary” and collectively, the “Subsidiaries”). Schedule 5.2(a) contains the name, the form of organization (corporation, partnership, joint venture, limited liability company, etc.), the jurisdiction of incorporation or organization, the number and percentage of issued and outstanding shares or other equity interests of each of the Subsidiaries owned, directly or indirectly, of record or beneficially by the Company or any of the Subsidiaries (naming each such owner and the name of the owner and the number of outstanding shares or other equity interests of each of the Subsidiaries owned of record or beneficially by any other Person).

(b)    Each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and each Subsidiary is duly qualified to transact business as a foreign corporation and is in good standing in the jurisdictions listed in Schedule 5.2(b), which are the only jurisdictions in which the ownership or leasing of its assets or the conduct of its business requires such qualification (except for any jurisdiction in which the failure to so qualify would not have a Material Adverse Effect on the Company), and no other jurisdiction has demanded, requested or otherwise indicated that it is required to so qualify. Each of the Subsidiaries has full power and authority to own or lease and operate or use its assets and to carry on its business as now conducted or proposed to be conducted. True and complete copies of the certificate or articles of incorporation and all amendments thereto, the by-laws or Mexican estatutos sociales, as amended, and all other governing documents of each of the Subsidiaries that is a corporation and the partnership, limited liability company, sociedad anonima or trust agreement of each of the Subsidiaries that is a partnership, limited liability company, sociedad anonima or trust have been made available to Parent.

(c)    All of the outstanding capital stock of each of the Subsidiaries which is a corporation or a sociedad anonima is validly issued, fully paid and nonassessable.Except as set forth in Schedule 5.2(c), the Company owns, either directly or indirectly, 100% of the voting securities, partnership interests or equity interests of each Subsidiary and there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character (i) relating to the issuance, sale, purchase or redemption of any capital stock, partnership interest or other equity interest of any of the Subsidiaries, or (ii) requiring the Company or any of the Subsidiaries to purchase any capital stock, partnership interest or other equity interest held by others. None of the issued and outstanding shares of capital stock or partnership interests or other equity interests of any Subsidiary have been issued in violation of, or is subject to, any preemptive or subscription rights. Except as set forth in Schedule 5.2(c), there are no voting trust agreements or any other similar contracts, agreements, arrangements, commitments, plans or understandings restricting or otherwise relating to voting, dividend, ownership or transfer rights of any shares of capital stock or partnership interests or other equity interests of any Subsidiary. Except as set forth in Schedule 5.2(c), each of the Company, each Subsidiary, and each DolEx Class B Shareholder has good and valid title to, and beneficial ownership of, the shares, partnership interests or other equity interests shown on Schedule 5.2(a) as being owned by it, free from all Encumbrances.

5.3.    Authority.

(a)    On or prior to the date of this Agreement, the Board of Managers of the Company approved and adopted this Agreement in accordance with Delaware Law, and all Shareholders approved the Merger, this Agreement and the transactions contemplated thereby.

The Company has full power and authority to execute, deliver and perform this Agreement and all of the Company Ancillary Agreements, if any, identified as such on Schedule 5.3(a). The execution, delivery and performance of this Agreement and the Company Ancillary Agreements by the Company have been duly authorized and approved by the Company’s Board of Managers and, except for the filing contemplated by Section 4.2, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and is the legal, valid and binding obligation of the Company enforceable in accordance with its terms, and each of the Company Ancillary Agreements has been duly authorized by the Company and upon execution and delivery by the Company will be a legal, valid and binding obligation of the Company enforceable in accordance with its terms.

(b)    Except as set forth in Schedule 5.3(b), neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i)    conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon, any of the Company’s or the Subsidiaries’ assets under (1) the Certificate of Formation or LLC Agreement of the Company or the governing documents of the Subsidiaries, (2) any Company Agreements, (3) any other note, instrument, agreement, mortgage, lease, license, franchise, material permit or other authorization, right, restriction or obligation to which the Company or its Subsidiaries is a party or any of their assets or business is subject or by which the Company or its Subsidiaries is bound, (4) any Court Order to which the Company or its Subsidiaries is a party or any of their assets or business is subject or by which the Company or its Subsidiaries is bound, or (5) except as set forth in Schedule 5.3(b), any material Requirements of Laws affecting the Company or its Subsidiaries or their assets or business, except for in the case of clauses (2) or (3) of this subparagraph (i), any such conflicts, breaches, defaults, rights or Encumbrances that, individually or in the aggregate would not have a Material Adverse Effect on the Company and its Subsidiaries, materially impair the ability of the Company and its Subsidiaries to perform their obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; or

(ii)    require the approval, consent, authorization or act of, or the making by the Company of any declaration, filing or registration with, any Person, except as provided in Section 4.2 and under the HSR Act.

(c)    The execution and delivery of this Agreement, the consummation of the transactions and the assumption of the obligations contemplated thereby have been duly authorized by all necessary action, corporate or otherwise, on the part of each of the Shareholders and the DolEx Class B Shareholders. Each of the Shareholders and the DolEx Class B Shareholders have duly executed and delivered this Agreement, and this Agreement constitutes the valid and binding obligation of each of the Shareholders and the DolEx Class B Shareholders, respectively, enforceable against each in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and by general principles of equity. Any Shareholder or DolEx Class B Shareholder who is a natural person and a Mexican National hereby represents that either: (i) they are not and have not been married under a common property regime (régimen de sociedad conyugal) as recognized by the laws of Mexico; or (ii) their spouse has consented to the terms, conditions and obligations contained in this Agreement, including any related agreements and transactions contemplated by this Agreement, as evidenced by their execution of this Agreement beneath the authorized signature of such Shareholder or DolEx Class B Shareholder.

5.4.    Financial Statements. Schedule 5.4 contains (i) the consolidated balance sheet of (A) the Company, and (B) DolEx, each as of December 31, 2002, December 31, 2001, and December 31, 2000, and the related statements of income (the “Audited Statements of Income”), shareholders’ equity and cash flows for the years then ended, together with the appropriate notes to such financial statements, accompanied by the report thereon of KPMG LLP independent public accountants (the “Audited Financial Statements”) and authority of KPMG LLP to release the Audited Financial Statements to Parent, and (ii) the unaudited consolidated balance sheet and statements of income of (X) the Company, and (Y) DolEx, each as of and for the fiscal quarter ended March 31, 2003 (the “Quarterly Financial Statements”). Except as disclosed in the notes thereto, the Audited Financial Statements of DolEx have been prepared in conformity with GAAP consistently applied and fairly present in all material respects the financial position of DolEx at the dates of such balance sheet and the related statements of income, shareholders’ equity and cash flows for the periods indicated. The Quarterly Financial Statements do not include all of the information and footnotes required by GAAP for audited financial statements but all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation and to make the Quarterly Financial Statements of DolEx not materially misleading have been included.

5.5.    Operations. Except as set forth in Schedule 5.5, since the Balance Sheet Date, the Company and its Subsidiaries have conducted their business only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in such Schedule 5.5, the Company and its Subsidiaries have not:

(a)    issued, delivered or agreed (conditionally or unconditionally) to issue or deliver, or granted any option, warrant or other right to purchase, any of its capital stock or other equity interest or any security convertible into its capital stock or other equity interest;

(b)    issued, delivered or agreed (conditionally or unconditionally) to issue or deliver any of its bonds, notes or other debt securities, or borrowed or agreed to borrow any funds, other than in the ordinary course of business consistent with past practice;

(c)    declared or made, or agreed to declare or make, any payment of dividends or distributions to its Shareholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock or other equity interest, except in each case as provided herein;

(d)    except in the ordinary course of business consistent with past practice, made or permitted any material amendment or termination of any Company Agreement;

(e)    sold, leased (as lessor), transferred or otherwise disposed of (including any transfers from the Company or any Subsidiary to any of the Shareholder Group Members), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the Balance Sheet or any assets acquired by the Company or any Subsidiary after the date of the Balance Sheet, except for assets aggregating no more than $50,000, and except for inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of its business consistent with past practice;

(f)    cancelled any debts owed to or claims held by the Company or any Subsidiary (including the settlement of any claims or litigation) other than in the ordinary course of its business consistent with past practice; or

(g)    except as may have been requested by any Governmental Body, made any change in the accounting principles and practices used by the Company or any Subsidiary from those applied in the preparation of the Balance Sheet and the related statements of income, shareholders’ equity and cash flow for the twelve months ended on the date of the Balance Sheet.

(h)    except in the ordinary course of business consistent with past practice, paid or increased any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee or entered into any employment, severance, or similar agreement with any director, officer or employee;

(i)    adopted, modified, or increased payments to or benefits under, any Plan, Non-ERISA Plan, Benefit Plan, or Remuneration Plan.

5.6.    Taxes.

(a)    The Company and each Subsidiary has duly, properly and timely filed all Tax Returns that it was required to file for tax periods ending on or prior to the Closing Date. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company and each Subsidiary (whether or not shown or required to be shown on such Tax Returns) have been paid.

(b)    Except as set forth on Schedule 5.6(b), neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency or executed or filed any power of attorney, which power of attorney is currently in force, in each case with respect to any Tax Return.

(c)    Except as set forth on Schedule 5.6(c), the Tax Returns of the Company and each Subsidiary have never been audited by any taxing authority. Except as set forth on Schedule 5.6(c), no audit, inquiry, investigation, examination or lawsuit is in process, pending, or, to the Company’s knowledge, threatened (whether in writing or orally, formally or informally) relating to any of the Tax Returns of the Company or any Subsidiary. Except as set forth on Schedule 5.6(c), neither the Company nor any Subsidiary has ever received any notice for Taxes from any taxing jurisdiction regarding any potential deficiency for any amount of Tax.

(d)    No deficiency for any amount of Tax that has not been resolved has been asserted or assessed by a taxing authority against Shareholders with respect to either the Company or any Subsidiary for which the Company or any Subsidiary could be held liable and Shareholders have no knowledge (whether in writing or orally, formally or informally) that any such assessment or asserted Tax liability shall be made.

(e)    Except as to be delivered pursuant to Section 7.9, the Company and each Subsidiary have delivered or made available to Parent the correct and complete copies of all Tax Returns (except for sales/use and property Tax Returns which have been made available to Parent), examination reports, and statements of deficiencies (each of the latter two items as specifically set forth in Schedule 5.6(c)) assessed against, affecting or agreed to or by Company and each Subsidiary for all taxable years beginning with the 1996 taxable year through the 2002 taxable year.

(f)    Other than a tax sharing agreement between the Company and DolEx, neither the Company nor any Subsidiary is a party to or bound by any Tax allocation, sharing, indemnity or similar agreement or arrangement with any Person and neither the Company nor any Subsidiary will have any liability to any Person after the Closing Date under the tax sharing agreement between the Company and DolEx or any such agreement or arrangement and neither the Company nor any Subsidiary has any current or potential contractual obligation to indemnify any other Person with respect to Taxes.

(g)    Except as set forth on Schedule 5.6(g), the Company and each Subsidiary have withheld and paid all Taxes required to have been withheld with respect to amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The Company and each Subsidiary have properly charged, collected and remitted all Taxes in connection with its customers.

(h)    Neither the Company nor any Subsidiary is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code, Section 162(m) of the Code or any similar provision of foreign, state, or local applicable law.

(i)    Neither the Company nor any Subsidiary has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)    The Company and its Subsidiaries have disclosed on their Tax Returns (on Form 8275) all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code as well as any corresponding provision of state, local or foreign tax law.

(k)    Neither the Company nor any Subsidiary is or will be required to treat any of its assets as owned by another Person pursuant to the provisions of Section 168(f) (safe harbor leasing provisions) of the Code.

(l)    Except as set forth on Schedule 5.6(l), there are no security interests on either the Company or any Subsidiary’s assets that arose in connection with any failure (or alleged failure) to pay any Taxes. There are no liens for Taxes upon any of the assets of the Company or any Subsidiary, except for liens for Taxes not yet due and payable as specifically set forth on Schedule 5.6(l).

(m)    Neither the Company nor its U.S. Subsidiaries has or has ever had a permanent establishment in any country other than the United States. Neither the Company’s Mexican Subsidiaries nor CISA has ever had a permanent establishment in any country other than Mexico.

(n)    No claim has ever been made by an authority in a jurisdiction where Company and each Subsidiary does not file Tax Returns that Company or the Subsidiary is or may be subject to taxation by that jurisdiction.

(o)    Neither the Company nor any Subsidiary is a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for U.S. federal or state income tax purposes.

(p)    All material elections with respect to Taxes of the Company and each Subsidiary as of Closing Date hereof are set forth in Schedule 5.6(p) and all such material elections correspond to those reflected in all Tax Returns filed with respect to all periods ending on or before the date hereof.

(q)    Company and its U.S. Subsidiaries have complied with all of the income inclusion and tax reporting provisions of the U.S. anti-deferral tax regimes, including the controlled foreign corporation, passive foreign investment company and foreign personal holding company regimes.

(r)    Company and its Subsidiaries have complied with all transfer pricing rules in all jurisdictions as outlined on all transfer pricing reports, copies of which, in final form, for all periods through 2001 have been provided to Parent and, in the case of the 2002 transfer pricing report, copies, in draft form, have been provided to Parent and copies, in final form, will have been provided to Parent prior to the Closing Date.

(s)    Company has filed an entity classification election to be treated as a corporation for U.S., state, and local tax purposes, properly satisfying all requirements for making this election. This election has been accepted and approved by the IRS, and is being consistently applied for state and local tax purposes.

(t)    Magesa, LLC and DolEx CE, LP are entities that have always been inactive entities for which no operations have ever been conducted.

(u)    The Company and its Subsidiaries have not engaged in any “tax shelter” activities which would be required to be disclosed to any governmental authorities or officials.

(v)    Except as set forth on Schedule 5.6(v), none of the Company or its Subsidiaries has ever filed an amended Tax Return.

(w)    The third party vendor’s software currently being used to process the payroll for employees in Mexico of the Company and the Subsidiaries is compliant with applicable Mexican tax rules and regulations.

(x)    Set forth on Schedule 5.6(x) is a detailed list of all foreign source income computations for the past six (6) calendar years as they relate to the Company’s expense allocation and foreign tax credit requirements under applicable Tax laws, including, but not limited to, Sections 861, 901, and 902 of the Code.

(y)    The Accrued Taxes are sufficient to satisfy an amount equal to the estimated taxable income of the Company, its Subsidiaries and IFMX during the period January 1, 2003 through the Closing Date (or for the portion of time that they were part of the group during such period) multiplied by the actual effective tax rate, plus all other unpaid Taxes affiliated with such period, less any quarterly estimated Taxes that have been paid to the appropriate Governmental Body for such period.

5.7.    Governmental Permits.

(a)    The Company and its Subsidiaries own, hold or possess all material licenses, franchises, permits, privileges, immunities, approvals and other authorizations from Governmental Bodies which are necessary to entitle the Company and its Subsidiaries to own or lease, operate and use their assets and to carry on and conduct their business (herein collectively called “Governmental Permits”). Schedule 5.7(a) sets forth a true and complete list of all federal and state Governmental Permits.

(b)    Except as set forth in Schedule 5.7(b), (i) the Company and the Subsidiaries have fulfilled and performed their obligations under each Governmental Permit, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit restrictions on the uses of, revocation or termination of any such Governmental Permit; (ii) no written notice of cancellation, default, or any dispute concerning any Governmental Permit has been received by the Company or the Subsidiaries; and (iii) each Governmental Permit is valid, subsisting and in full force and effect.

(c)    To the knowledge of the Company and the Subsidiaries, there is no pending or proposed change in the funds transfer business (including changes in legal, regulatory, political, economic, or business conditions) likely to result in a Material Adverse Effect on the Company. For purposes of this Section 5.7(c) only, the definition of “Material Adverse Effect” shall not include the carve-out otherwise contained in part (B) of such definition.

5.8.    Real Property. Schedule 5.8 contains a list of all real property owned by the Company and the Subsidiaries (the “Owned Real Property”) and of each obligation of the Company or the Subsidiaries to acquire any real property.

(a)    The Company has made available to Parent copies of the deeds or other instruments (as recorded) by which the Company and the Subsidiaries acquired such real property and interests, and copies of all title insurance policies in the possession of the Company and the Subsidiaries.

(b)    The Company and the Subsidiaries own with good and marketable title all Owned Real Property, and except as set forth on Schedule 5.8(b) there are no Encumbrances thereon.

(c)    Except as set forth on Schedule 5.8(c), there are no proceedings, claims, disputes or conditions affecting the Owned Real Property that would reasonably be expected to curtail or interfere with the current use and operation of such Owned Real Property.

(d)    The Company and its Subsidiaries have all permits and authorizations for the activities conducted on the Owned Real Property and all utilities with respect to such Owned Real Property have been timely and properly paid.

5.9.    Real Property Leases. Schedule 5.9 sets forth a list, including the address and monthly lease payment, of each lease or similar agreement under which the Company or any of the Subsidiaries is lessee of, or holds or operates, any real property owned by any third Person (the “Leased Real Property”).

(a)    The Company has provided or made available to Parent a true, correct and complete copy of each lease agreement related to the Leased Real Property, as amended if applicable, and effective as of the date hereof.

(b)    The Company and the Subsidiaries have good leasehold interests in the Leased Real Property, free and clear of all Encumbrances.

(c)    Each lease agreement related to the Leased Real Property and involving payments in excess of $5,000 per year is in full force and effect and there is no existing default or event of default, real or claimed, or event which with notice or lapse of time or both would constitute a default thereunder by the Company or its Subsidiaries, or any other party to such Leased Real Property.

(d)    To the knowledge of the Company, none of the Company, any Subsidiary, or any landlord under a lease agreement related to a Leased Real Property, is in violation of any applicable building, zoning, health or other Law, contractual restriction, covenant or easements in respect of the use or occupation of the Real Property or structures or their operations thereon except where such violations would not reasonably be expected to have a Material Adverse Effect on the Company. No improvements located on the Leased Real Property are in violation of any applicable building, zoning, health or other Law, contractual restriction, covenant or easement.

5.10.    Intellectual Property and Software. (a)    As used in this Agreement, “Intellectual Property” means any and all of the following that are used in the business of the Company and its Subsidiaries and/or any product or service that is used, owned, exploited, or planned to be used, owned or exploited by the Company and its Subsidiaries:

(i)    United States and foreign inventions and discoveries, whether or not patentable or reduced to practice, and all United States and foreign patents, registration and applications for the foregoing, including continuations, continuations-in-part, divisions, invention disclosure statements, statutory invention registrations, reissues, renewals and extensions and improvements thereto (“Patent Rights”);

(ii)    United States, state and foreign trademarks, service marks, logos, brand names, certification marks, collective marks, Internet domain names, trade dress, trade names, assumed names and fictitious names, whether registered or unregistered, all goodwill related thereto, and pending applications to register the foregoing (“Trademarks”);

(iii)    Moral rights in the United States and copyrights in the United States and rights under the laws of the United States in foreign published and unpublished works of authorship, whether registered or unregistered, including without limitation databases and computer software (in source code and object code form), and pending applications to register the same together with all renewals, and extensions thereof (“Copyrights”);

(iv)    confidential and proprietary information and ideas, trade secrets, know-how, concepts, methods, technical information, formulae, reports, data, processes, schematics, drawings, prototypes, models, designs, customer lists, supplier lists, mailing lists, business plans, or other proprietary information (“Trade Secrets”); and

(v)    rights of publicity, privacy and other intellectual property or proprietary rights protectable under any laws or international conventions throughout the world.

(b)    Schedule 5.10(b) contains a true and complete list (showing in each case any product, device, process, service, business or application covered thereby, the registered or other owner, jurisdiction of use or registration, expiration date and number, if any), of all Intellectual Property owned by the Company or its Subsidiaries that is registered, the subject of a pending application for registration, or otherwise used in the conduct of the business of the Company or each Subsidiary. Each registration set forth in Schedule 5.10(b) is enforceable and subsisting. All Intellectual Property owned by the Company or any Subsidiary is valid and has been obtained and maintained or prepared and filed in compliance with all Laws.

(c)    Schedule 5.10(c) contains a true and complete list of all Intellectual Property used or sublicensed by the Company or any Subsidiary from any Person pursuant to a license agreement between the Company or any Subsidiary and any Person (the “Licensed Intellectual Property”), indicating for each the parties, term and subject matter of each related license agreement (each a “License”). Each License is enforceable, and in full force and effect. Neither the Company, any Subsidiary, nor (to the knowledge of the Company or any Subsidiary) any other party to a License is in breach thereof.

(d)    Except as disclosed on Schedule 5.10(d), the Company or the applicable Subsidiary owns or has a license to use all of the Company Software and Intellectual Property used by such Company or Subsidiary in the ordinary course of its business, free and clear of all Encumbrances The Company and each Subsidiary have taken commercially reasonable actions to protect the Intellectual Property and Company Software and maintain the secrecy of all Trade Secrets contained within the Intellectual Property or Company Software.

(e)    Except as disclosed on Schedule 5.10(e), no proceedings (including without limitation oppositions, cancellations or interferences) have been instituted, or are pending or are, to the knowledge of the Company or any Subsidiary, threatened, which challenge any rights of the Company or any Subsidiary with respect to the Intellectual Property or the Company Software, nor has any Person claimed or alleged any rights to such Intellectual Property or the Company Software.

(f)    To the Company’s knowledge, no activity or intellectual property of any third party infringes upon or misappropriates the rights of Company or any Subsidiary with respect to any Intellectual Property or the Company Software.

(g)    The conduct of the business of the Company and its Subsidiaries, including without limitation, the use, sale, license and/or distribution of any Intellectual Property or Company Software, does not infringe upon or misappropriate any intellectual property or other proprietary right of any other Person. No Intellectual Property or Company Software is subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement or other disposition of a proceeding.

(h)    Other than license fees or other fees as may be required to be paid under written agreements with third parties as set forth on Schedule 5.10(h), the Company and its Subsidiaries are not obligated to pay any recurring royalties to any Person with respect to any Intellectual Property or Company Software.

(i)    Every officer, director, or employee of the Company and each Subsidiary who is or was involved in the development of the Company Software is a party to a contract which requires such officer, director or employee to assign any interest in any Company Software developed by such officer, director or employee to such Company or Subsidiary.

(j)    Schedule 5.10(j) contains a true and complete list of all computer software programs owned by (“Company Software”) or licensed to (“Licensed Software”) the Company and each Subsidiary. Except as set forth in Schedule 5.10(j), the source code relating to any Company Software has not been disclosed to any Person.

(k)    Except as set forth on Schedule 5.10(k), the Company Software was: (i) developed by employees of the Company or a Subsidiary working within the scope of their employment at the time of such development; (ii) developed by agents, consultants, contractors or others who have executed appropriate instruments of assignment in favor of the Company or a Subsidiary as assignee that have conveyed to the Company or a Subsidiary ownership of all of its intellectual property rights in the Company Software; or (iii) acquired in connection with acquisitions in which the Company or its Subsidiaries obtained customary, industry-standard representations, warranties and indemnities from the transferring party relating to the title to the Company Software.

(l)    There are no defects in the Company Software or Licensed Software that would prevent such Company Software or Licensed Software from performing in accordance with its published user specifications. There are no viruses, worms, Trojan horses or similar programs in the Company Software that could be reasonably detected using industry-accepted third party virus detection tools. The Company and each Subsidiary is in possession of the source code (if permitted under an applicable License) and object code for each Company Software and Licensed Software and all other material related thereto, including without limitation, installation and user documentation, engineering specifications, flow charts, and know-how necessary for the effective use of the Company Software and Licensed Software as currently used in, or under development for, the business or the Company or its Subsidiaries.

(m)    To the Company’s knowledge and excluding “shrink-wrap” licenses for purposes of this Section 5.10(m) only, neither the execution and delivery of this Agreement, nor the performance of Company’s or any Subsidiary’s obligations hereunder, will cause the diminution, termination or forfeiture of any Intellectual Property or any License, and after the Closing, Mergersub will own, and with respect to the Licensed Intellectual Property be licensed under, all right, title and interest in and to the Intellectual Property as held the Company and its Subsidiaries prior to the Closing including, without limitation, the right to prosecute, enforce, obtain damages relating to, settle or release any past, present or future infringement or misappropriation of any of the Intellectual Property owned by the Company or its Subsidiaries.

5.11.    Title to Property. Except as set forth in Schedule 5.11, the Company and its Subsidiaries have good title to all of their assets reflected on the Balance Sheet as being owned by them and all of the assets thereafter acquired by them free and clear of all Encumbrances (except to the extent that such assets have been disposed of after the date of the Balance Sheet in the ordinary course of business consistent with past practice).

5.12.    Employee Benefit Plans.

(a)    Except as set forth in Schedule 5.12(a), neither the Company nor any Subsidiary maintains any Plan covering any employee or former employee or independent contractor of the Company or any of the Subsidiaries who perform services in the United States (each a “Company Plan”).

(b)    Schedule 5.12(b) sets forth a list of each formal or informal, oral or written plan (including any terminated plan), fund, program, agreement, payroll practice or other arrangement, other than a Plan, which the Company or any Subsidiary sponsors, contributes to, participates in, or has or may have any liability or obligation under, with respect to current or former employees, Managers, or independent contractors of the Company or such Subsidiary who perform or performed services in the United States, and (i) which provides any pension, profit sharing, savings, deferred compensation, severance, termination, salary continuation, bonus, change in control, incentive, equity, stock ownership, stock purchase, stock options, holiday, vacation, perquisite, sick leave, medical, disability, scholarships, tuition reimbursement, fringe or similar benefit, or (ii) which is an employment, retainer, consulting, noncompetition or confidentiality agreement to which the Company or any Subsidiary is a party (“Non-ERISA Plans”).

(c)    Neither the Company nor any ERISA Affiliate (i) has any liability or obligation under Title IV of ERISA with respect to any “single employer plan” (as defined in Section 4001(a)(15) of ERISA) or any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) that is or could be imposed upon or with respect to the assets of the Company or any ERISA Affiliate, or (ii) will incur withdrawal liability or any other obligation under Title IV of ERISA with respect to any multiemployer plan as so defined as a result of any of the transactions contemplated by this Agreement.

(d)    Except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or any similar state statutes, no Non-ERISA Plan provides medical, life insurance or other welfare benefits to or with respect to former employees or independent contractors of the Company or any Subsidiary.

(e)    Except as set forth in Schedule 5.12(b), the transactions contemplated by this Agreement shall not (i) trigger, increase or accelerate any payment or benefit under any Plan or Non-ERISA Plan, whether or not such payment or benefit would constitute an “excess parachute payment” as defined in Section 280G of the Code; nor (ii) result in, or provide for, any severance or termination benefits to be paid, or become payable, to any employee or independent contractor of the Company or any Subsidiary. All Company Plans and Non-ERISA Plans have been maintained in accordance with their terms and applicable Law. The management bonus program listed on Schedule 5.12(b) provides solely for discretionary bonuses and it is terminable by the Company at any time following the Closing without liability to the Company. Neither the Company nor any representative thereof has made any representation or commitment, whether oral or in writing, to any Employee (as defined in Section 5.13(a)) to the effect that such Employee has a vested right to a specified amount or level of bonus or a right to continued payment of bonuses which have been paid to such Employee prior to the Closing Date.

(f)    The Company has not experienced a “plant closing” or “mass layoff” within the meaning of the U.S. Worker Adjustment Retraining and Notification Act (“WARN”) or any similar state or local law.

(g)    Non-U.S. Benefit Plans. (i) Schedule 5.12(g) hereto contains a true and complete list of all:

(A)    Benefit Plans into which the Company and its Subsidiaries have entered (other than the benefit arrangements required by national or state law), including all benefit arrangements required on an industry-wide basis, as well as legally required benefit arrangements which were implemented to avoid affiliation to a national or industry-wide plan. For purposes of this Section, “Benefit Plans” means all arrangements, whether written or verbally agreed, on a group or individual basis, whether funded or not, which grant a retirement, death, hospitalization, medical, dental, disability or long service recognition benefit to any employee, former employee, or Manager of the Company or any of its Subsidiaries who performs or performed services outside of the United States;

(B)    Remuneration Plans into which the Company or its Subsidiaries have entered. For purposes of the foregoing, “Remuneration Plans” means base salary, bonuses, incentive remuneration programs, vacation pay, profit sharing plans, termination indemnities and any form of plans maintained by the Company or its Subsidiaries which provide stock, phantom stock, or stock appreciation rights or deferred remuneration programs which are applicable to any employees, former employees or Managers of the Company or any of its Subsidiaries who perform or performed services outside the United States.

5.13.    Employee Relations.

(a)    Schedule 5.13(a) discloses the names and positions of all the salaried officers and employees of the Company and the Subsidiaries (each, a “Management Employee” and together with all other officers and employees of the Company and the Subsidiaries, the “Employees”), and their present compensation packages, including, without limitation, salaries, wages, bonuses, commissions, profit shares, automobile allowances, and any other benefits in an amount exceeding $5,000 that Company or any Subsidiary is bound to provide (whether now or in the future) to any such Management Employee. Schedule 5.13(a) also discloses, as of June 30, 2003, the names and positions of all Employees (other than Management Employees), and their salaries, wages, bonuses, commissions, and automobile allowances, together with their accrued or other paid leave entitlements and accruals for whom the aggregate amount of such payments exceeds $31,200 on an annualized basis or who have an hourly wage in excess of $15.00 per hour. All the compensation and benefits to which any Employee or former Employee is or may be entitled including, inter alia, severance pay, vacation, sick and other paid leaves, and health benefits, have been paid or adequately reserved for on the face of the most recent balance sheet included in the Audited Financial Statements or the Quarterly Financial Statements. Except (i) as reserved for on the face of the most recent balance sheet set forth in the Audited Financial Statements or the Quarterly Financial Statements, (ii) as set forth on Schedule 5.13(a), or (iii) for obligations incurred in the ordinary course of business (which shall not include any change of control or severance obligations) since March 31, 2003, neither the Company nor any Subsidiary will owe any amounts to any Employees as of the Closing Date, including any amounts incurred for any wages, bonuses, vacation pay, sick leave, contract notice periods, change of control payments or severance obligations. Except as set forth on Schedule 5.13(a), all of the Employees are “at will” employees whose employment may be terminated at any time for any lawful reason, with or without advance notice and without of the payment of severance. Except as set forth on Schedule 5.13(a), there is no Employee of the Company or any Subsidiary related by blood or marriage to any director or Management Employee of the Company or any Subsidiary.

(b)    Except as set forth in Schedule 5.13(b), neither the Company nor its Subsidiaries are parties to any collective bargaining agreement, and they are not affected by or threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving their employees, nor are they a party to any collective bargaining agreement or subject to any bargaining order, injunction or other order relating to Company’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job action or labor dispute involving Company or any Subsidiary pending or threatened and there have been no such actions or disputes since such Company’s inception. To the Company’s knowledge, there has not been any attempt by any Company or Subsidiary employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of Company or the Subsidiaries, except as set out in Schedule 5.13(b).

(c)    Except as set forth in Schedule 5.13(c), the Company and its Subsidiaries have materially complied with all applicable laws, rules and regulations which relate to labor benefits, profit sharing, wages, social security, hours, discrimination in employment and collective bargaining and to the operation of their business and are not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing laws, rules and regulations. Except as set forth in Schedule 5.15, neither the Company nor any Subsidiary is the subject of any Litigation brought by or concerning any employees or former employees of the Company or any Subsidiary, asserting that Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the United States National Labor Relations Act or comparable state Law) or other violation of the state, federal or other national or international labor Laws applicable in the jurisdiction in which such Employee resides and the jurisdiction in which such Employee is employed, or seeking to compel it or any of its Subsidiaries to bargain with any labor organization or other employee representative as to wages or conditions of employment.

(d)    In accordance with its internal policies and applicable law, the Company reports all social security numbers for all U.S. employees of the Company and the Subsidiaries to the social security administration, and all such numbers as reported by those employees are accurately reflected in the payroll records of the Company and its Subsidiaries.

(e)    As of the Closing Date, all Employees who were employed in the United States, other than those initially employed within 45 days of the Closing Date, will be either

United States citizens or legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. With respect to those Employees employed in the United States with dates of initial employment by the Company or any Subsidiary within 45 days of the Closing Date, the Company and its Subsidiaries have followed their ordinary procedures as set forth in Sections 5.13(d) and (e) to determine whether such Employees are United States citizens or legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. The Company maintains all required documents, copies, books, records, permits and accounts, and has filed all required notices, filings or other documents with the appropriate governmental authorities, with respect to the employment or compensation of the Employees who are non-U.S. citizens. Schedule 5.13(e)(i) contains a list (as of the Closing Date) of all employees employed by Company or any of its Subsidiaries, other than those initially employed by the Company or any Subsidiary within 45 days of the Closing Date, who are not U.S. citizens, and an itemization of all filing or other documents establishing their legal entitlement to work in the United States under the Laws related to the employment of non-U.S. citizens. Prior to the Closing Date, the Company will verify compliance with the representations and warranties contained in this Section 5.13(e) by conducting the procedures set forth in Section 7.10. Schedule 5.13(e)(ii) contains, with respect to each of the key Management Employees identified thereon, the true and correct current visa status of such key Management Employee, including the type of visa currently held (if any), the expiration date of such visa, a description of any new visas applied for, and the status of such applications.

(f)    The Company and its Subsidiaries have materially complied with the Federal Labor Law (Ley Federal del Trabajo) and all applicable rules and regulations, the Social Security Law (Ley del Seguro Social), and have timely and accurately paid and withheld all social security contributions, including those to the Social Security Mexican Institute (Instituto Mexicano del Seguro Social), Low Cost Housing Fund (Instituto del Fondo Nacional de la Vivienda para los Trabajadores), Retirement Fund (Sistema de Ahorra para el Retiro) and similar obligations required under the laws of Mexico. There are no visits, pending or threatened, or any pending processes, audits, or reviews by any social security authority.

5.14.    Contracts.

(a)    Except as set forth in Schedule 5.14(a), neither the Company nor its Subsidiaries are parties to or bound by:

(i)    any contract for the purchase or sale of goods or services which involved the payment of more than $250,000 in 2002;

(ii)    any contract for the purchase or sale of goods or services which the Company reasonably anticipates may involve a contractual obligation for the payment by the Company of more than $250,000 in 2003 or any subsequent year;

(iii)    any agreement which provides for, or relates to, the incurrence by the Company and its Subsidiaries of debt for borrowed money or the extension of credit (other than operating and working capital lines of credit or otherwise in the ordinary course of business consistent with past practice) by the Company and its Subsidiaries to any other Person;

(iv)    any contract or group of related contracts for capital expenditures in excess of $100,000 for any single project or related series of projects;

(v)    any partnership, joint venture or other similar arrangement or agreement involving a sharing of profits or losses;

(vi)    any contract relating to any acquisition, sale, merger or divestiture of or by the Company (or any of its Affiliates) which contains any ongoing indemnification obligation by or to the Company (or any of its Affiliates) in effect as of the date hereof.

(vii)    any employment, severance, termination, consulting, or retirement contract; and

(viii)    any contract which prohibits or restricts the Company or any of the Subsidiaries from engaging in any business activities in any geographic area, line of business or otherwise in competition with any Person.

(b)    With respect to each contract required to be listed in Schedule 5.14(a), and except as disclosed on Schedule 5.14(b):

(i)    the contract is in full force and effect;

(ii)    neither the Company nor any Subsidiary is in default thereunder;

(iii) neither the Company nor any Subsidiary has repudiated or waived any material provision of any such contract; and

(iv) to the knowledge of the Company or any Subsidiary, no other party to any such contract is in default in any respect or has repudiated or waived any material provision thereunder.

5.15.    No Litigation or Regulatory Action. Except as set forth in Schedule 5.15:

(a)    there are no actions, arbitrations, hearings, lawsuits, claims, suits, proceedings or investigations pending or threatened orally or in writing against the Company and its Subsidiaries or their assets or business and there are no lawsuits, suits or proceedings pending in which the Company or its Subsidiaries is the plaintiff or claimant;

(b)    there is no action, suit or proceeding pending or threatened against the Company or its Subsidiaries which questions the legality or propriety of (i) the business of the Company or its Subsidiaries or (ii) the transactions contemplated by this Agreement;

(c)    the Company and its Subsidiaries have adopted appropriate procedures under the provisions of 31 CFR Part 103 et seq. (Financial Recordkeeping and Reporting of Currency and Foreign Transactions) and to comply with 31 CFR Part 500 et seq. (Office of Foreign Assets Control), to the extent such provisions are applicable to the Company and its Subsidiaries, and are in compliance with all applicable financial record-keeping and reporting, anti-money laundering and economic sanctions statutes, rules and regulations in Mexico and all other countries where the Company and its Subsidiaries operate.

5.16.    Environmental Matters.

(a)    Except as set forth in Schedule 5.16(a):

(i)    the Company and its Subsidiaries are, and at all times have been, in full compliance with, and have not been and are not in violation of or liable under, any Environmental Laws;

(ii)    the Company and its Subsidiaries obtained all environmental, health and safety Governmental Permits necessary for the operation of their business, and all such Governmental Permits are in good standing and the Company and its Subsidiaries are in compliance with all terms and conditions of such permits;

(iii)    none of the Company, its Subsidiaries or any of the Company Properties or its past or present operations, is subject to any past or on-going investigation by, order from or agreement with any Person (including without limitation any prior owner or operator of any Company Property) respecting (i) any Environmental Law, (ii) any Remedial Action or (iii) any claim of Losses and Expenses arising from the Release or threatened Release of a Contaminant into the environment;

(iv)    the Company and its Subsidiaries are not subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law;

(v)    there has been no dumping, discharge, spillage, migration, leakage, disposal, burial, placement, or other Release of Hazardous Materials by Company, any Subsidiary or any other party on, in, at, from or about any of the Owned Real Property, Leased Real Property, or any facilities used for or in connection with the business

(b)    Schedule 5.16(b) contains a true, complete and accurate listing of, and Company has made available to Parent, true and complete copies of, all environmental site assessments, test results, analytical data, boring logs, and other environmental reports and studies conducted by, at the expense of, or on behalf of the Company or any of its Subsidiaries, or that are otherwise in the possession of the Company or any Subsidiary;

(c)    All above-ground and underground storage tanks, oil/water separators, sumps, and septic systems located on the Owned Real Property have been identified in Schedule 5.16(c) together with a description of the materials stored in such tanks, and a statement as to whether such tanks are currently used by the Company or any of its Subsidiaries; and

(d)    No building or other improvement located on the Owned Real Property contains any friable asbestos or asbestos-containing materials.

5.17.    Insurance.

(a)    Schedule 5.17(a) sets forth a list of all insurance claims filed by the Company or any Subsidiary since January 1, 1996. There are no facts and circumstances currently giving rise to a claim under any insurance policy listed on Schedule 5.17(b) or any occurrence-based insurance policy previously maintained by the Company or any Subsidiary for which a claim has not yet been filed.

(b)    Schedule 5.17(b) sets forth a list of all policies of insurance required, maintained, owned and/or held by the Company and its Subsidiaries at the date hereof. The Company and its Subsidiaries shall keep or cause such insurance or comparable insurance to be in full force and effect through the Effective Date.

(c)    There have been no claims brought against the Company or any Subsidiary for which the Company or any Subsidiary is obligated to pay damages resulting from wrongful acts relating to (i) any material on an internet site including advertising; (ii) providing computer or electronic information technology services that are performed by the Company or any Subsidiary in connection with internet professional services; (iii) failure of the security of the Company’s or any Subsidiaries’ computer systems designed to prevent computer attacks, malicious code (viruses), unauthorized access (hacking), use or disclosure of confidential or private information; or (iv) any claim in the form of a threat or series of threats to commit an intentional computer attack for the purpose of extortion.

(d)    There have been no claims brought against the Company or any Subsidiary for which the Company or any Subsidiary is obligated to pay damages arising from a claim made against the Company, any Subsidiary, or any additional insured under a policy of insurance maintained by the Company or any Subsidiary for the liability of others for wrongful acts resulting from the performance of computer or electronic information technology service performed for the Company or any Subsidiary by others for compensation, including but not limited to: systems analysis, systems programming, data processing, system integration, outsourcing, management, repair and maintenance, training and consulting services or the creation, manufacture, development, license, lease or sale of any computer hardware, software or any related electronic product, equipment or device that is created or sold by us in connection with any technology service.

(e)    There have been no proceedings initiated against a director or officer of the Company or any Subsidiary for which a director or officer is obligated to pay money damages or other relief (i) involving civil, arbitration or administrative proceeding by service of a complaint or receipt of a notice of charges; (ii) involving any criminal proceedings; or (iii) involving any securities claim, which means any claim brought about directly or derivatively based upon the purchase or sale of any security of the Company brought by a securities holder of the Company or by the Securities and Exchange Commission made against the Company’s directors or officers, individually or collectively for any actual or alleged act, omission, misstatement, misleading statement, neglect, error or breach of duty for which the directors & officers are legally obligated to pay.

5.18.    Finders. None of the Company or the Subsidiaries or any Person acting on behalf of the Company or the Subsidiaries has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement, except for Credit Suisse First Boston LLC, whose fees and expenses will constitute Merger Expenses of the Company and the DolEx Class B Shareholders.

5.19.    Related-Party Transactions. Except as set forth on Schedule 5.19, no employee, shareholder, officer, Manager or consultant of the Company or any Subsidiary or member of his or her immediate family is directly or indirectly indebted (or committed to make loans or extend or guarantee credit) to the Company or any Subsidiary, and neither the Company nor any Subsidiary is indebted (or committed to make loans or extend or guarantee credit) to any of them, whether directly or indirectly. Except as set forth on Schedule 5.19, no officer, Shareholder or Manager or any member of their immediate families is, directly or indirectly, interested in any contract with the Company or any Subsidiary. Nothing contained in this Section 5.19 shall be deemed to prohibit, or require disclosure of, any ordinary course banking relationship between (i) Paribas North America, Inc. and its affiliates and the (ii) Company and its Subsidiaries.

5.20.    Foreign Corrupt Practices Act. Neither the Company nor any Subsidiary has taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder.

5.21.    Absence of Undisclosed Liabilities. Except as set forth in Schedule 5.21, the Company does not have any Liabilities except those which are accrued or reserved against in the Audited Financial Statements or Quarterly Financial Statements. Except as set forth in Schedule 5.21, neither the Company nor any Subsidiary has incurred or paid any Liability since March 31, 2003, except such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice or (ii) in connection with the transactions contemplated by this Agreement.

5.22.    Bank Accounts. Schedule 5.22 sets forth a true and complete list of all banking, investment, or similar accounts held in the name of or for the benefit of the Company or any Subsidiary, setting forth for each such account the name of the account holder, the account number, the name and address of the institution at which the account is located, and the authorized signatories on the account.

5.23.    Attorneys-In-Fact. Schedule 5.23 sets forth a true and complete list of all attorneys-in-fact for the Company or any Subsidiary, together with the scope of authority of each such attorney-in-fact.

5.24.    CISA and IFMX Liabilities. Except as set forth on Schedule 5.24, neither the Company, nor any Subsidiary, nor any Shareholder has actual knowledge of any liability of CISA or IFMX which, if the financial statements of CISA and IFMX were consolidated with the financial statements of the Company, would constitute a Material Adverse Effect.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERSUB

As an inducement to the Company, the Shareholder Representative, the Shareholders, and the DolEx Class B Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and Mergersub hereby jointly and severally represent and warrant to the Company, the Shareholder Representative, the Shareholders, and the DolEx Class B Shareholders and agree as follows:

6.1.    Organization and Capital Structure.

(a)    Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

(b)    Mergersub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Mergersub was organized solely for the purpose of engaging in the transactions contemplated by this Agreement. The authorized capital of Mergersub consists of 1,000 shares of common stock, par value $0.001 per share, 100 of which have been issued and are outstanding and none of which are held as treasury shares. All of the outstanding shares of capital stock of Mergersub are validly issued, fully paid and nonassessable and owned of record and beneficially by Parent, free from all Encumbrances.

6.2.    Authority.

(a)    Parent has full corporate power and authority to execute, deliver and perform this Agreement and all of the Parent Ancillary Agreements, if any, identified as such on Schedule 6.2. The execution, delivery and performance of this Agreement and the Parent Ancillary Agreements by Parent have been duly authorized and approved by Parent’s board of directors and by Parent as the sole shareholder of Mergersub, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement, the Parent Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly authorized, executed and delivered by Parent and is the legal, valid and binding obligation of Parent enforceable in accordance with its terms, and each of the Parent Ancillary

Agreements has been duly authorized by Parent and, upon execution and delivery by Parent, will be a legal, valid and binding obligation of Parent enforceable in accordance with its terms.

(b)    Mergersub has full corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Mergersub have been duly authorized and approved by Mergersub’s board of directors and by Parent as sole shareholder and except for the filing contemplated by Section 4.2, no other corporate proceedings on the part of Mergersub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Mergersub and is the legal, valid and binding agreement of Mergersub enforceable in accordance with its terms.

(c)    Neither the execution and delivery of this Agreement or any of the Parent Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, will:

(i)    conflict with, result in a breach of the terms, conditions or provisions of; or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of Parent’s or Mergersub’s assets under, (1) the certificate of incorporation or articles of incorporation, as the case may be, or by-laws of Parent or Mergersub, (2) any note, instrument, agreement, mortgage, lease, license, franchise, material permit or other authorization, right, restriction or obligation to which either Parent or Mergersub is a party or any of their respective material assets or business is subject or by which either Parent or Mergersub or Parent is bound, (3) any material Court Order to which either Parent or Mergersub is a party or by which either Parent or Mergersub is bound or (4) any material Requirements of Laws affecting Parent or Mergersub, except for, in the case of clauses (2) or (3) of this subparagraph (i), any such conflicts, breaches, defaults, rights or Encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, materially impair the ability of Parent to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; or

(ii)    require the approval, consent, authorization or act of, or the making by either Parent or Mergersub of any declaration, filing or registration with, any third Person, except for the applicable requirements of the HSR Act, the approvals listed in Schedules to this Agreement, the filing contemplated by Section 4.2 with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other jurisdictions in which the Company and its Subsidiaries are qualified to do business, such filings as may be required in connection with the Taxes described in Section 5.6, such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which the Company and its Subsidiaries conduct any business or own any property or assets or the corporation, takeover or blue sky laws of various states, and such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a

Material Adverse Effect on Parent and its subsidiaries, taken as a whole, materially impair the ability of Parent to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

6.3.    Sufficient Funds. Parent has on hand, or available under lines of credit, sufficient funds to deliver the LAMS Shareholder Cash Consideration and the DolEx Class B Cash Consideration at Closing.

ARTICLE VII

ACTION PRIOR TO THE EFFECTIVE TIME

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Effective Time:

7.1.    Action by the Parent to Obtain Approvals. The Parent, at Parent’s sole expense, shall use its best efforts to obtain every governmental approval required to consummate the transactions contemplated by this Agreement, including without limitation any and all state change in control approvals and all state approvals listed on Schedule 5.3(b), and the Company and the Subsidiaries shall cooperate with all such efforts as set forth in Section 7.2 below.

7.2.    Cooperation by the Company. During the period prior to the Effective Time, the Company and its Subsidiaries shall use their best efforts, and shall cooperate with the Parent and Mergersub, to assist Parent and Mergersub in securing any and all consents and approvals of any Governmental Body required to be obtained by them in order to permit the consummation of the transactions contemplated by this Agreement or to otherwise satisfy the conditions set forth in Section 9.4; provided, however, that the Company or its Subsidiaries shall not make any agreement or understanding affecting the Company or its Subsidiaries or their assets or business as a condition for obtaining any such consents or approvals except with the prior written consent of Parent.

7.3.    Conduct of Business by the Company Pending the Merger. Except as would not cause a Material Adverse Effect on the Company or as required by Section 8.6, the Company and the Subsidiaries shall carry on their business, and not enter into any transaction other than in accordance with the ordinary course consistent with past practice, and, to the extent consistent therewith, use their best efforts to preserve intact their current business organization, keep available the services of their current officers and preserve their relationships with customers, suppliers and others having business dealings with them except, in each case, with the prior written consent of Parent. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement, the Company and the Subsidiaries shall not, without the prior written consent of Parent:

(a)    (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of any of its membership interests or capital stock, or otherwise make any payments to their shareholders in their capacity as such (other than any such payments or distributions otherwise permitted to be made under this Agreement), except that the Subsidiaries shall be entitled to make dividend payments commencing the calendar quarter beginning July 1, 2003; (ii) split, combine or reclassify any of its membership interests or capital stock or issue, sell or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its membership interests or capital stock (other than any issuances of its securities upon exercise of options to purchase Company Shares set forth on Schedule 5.1(b)) or (iii) purchase, redeem or otherwise acquire any shares of capital stock or membership interests of the Company and the Subsidiaries or any other securities thereof;

(b)    issue, deliver, sell, pledge, dispose of or otherwise encumber any membership interests or shares of its capital stock or other securities (including, without limitation, any rights, warrants or options to acquire any shares of its capital stock, membership interests or other securities);

(c)    amend its Certificate of Formation, LLC Agreement, articles of incorporation or other governing documents;

(d)    incur or assume any indebtedness for borrowed money, enter into (as lessee) any capitalized lease obligation, guarantee any such indebtedness or obligation, issue or sell any debt securities, or guarantee any debt securities of others or make any loans, advances or capital contributions to, or investments in, any other Person, except for (i) routine investment of excess funds, (ii) incurrence and/or guarantee of indebtedness to fund operations or working capital, and (iii) as otherwise consistent with current practice;

(e)    for the period from July 1, 2003, through the day that is two days before the Closing Date (measured on the Closing Date as a single, rolling period on a cumulative basis) allow the quotient of the total branch commission and foreign exchange revenue divided by the total branch transactions to fall outside the range set forth on Schedule 7.3(e);

(f)    make or incur any new capital expenditure or expenditures which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $2,500,000;

(g)    pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payments made to BNP Paribas as lender or agent, and other than the payment, discharge or satisfaction thereof in the ordinary course of business consistent with past practice, including without limitation payments to other lenders, or as are necessary to accomplish the transactions contemplated by this Agreement in accordance with its terms;

(h)    alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure;

(i)    enter into or adopt, or amend, any bonus, incentive, deferred compensation, insurance, medical, hospital, disability or severance plan, agreement or arrangement or enter into or amend any employee benefit plan or employment, consulting or management agreement, other than any such amendment to an employee benefit plan that is made to maintain the qualified status of such plan or its continued compliance with applicable law;

(j)    except as may be requested by a Governmental Body or as required by GAAP, make any change in accounting practices or policies applied in the preparation of the financial statements referred to in Section 5.4;

(k)    modify any of the agreements, understandings, obligations, commitments, indebtedness or other obligations set forth in any of the Schedules to this Agreement, enter into any agreement, understanding, obligation or commitment (other than settlement agreements with financial institutions, which shall not be restricted by this clause (x)), or incur any indebtedness or obligation, of the type that would have been required to be listed on Schedule 5.14 if in existence on the date hereof, or enter into any contract which requires any approval or consent by any other Person to the transactions contemplated by this Agreement;

(l)    enter into any contract for the purchase of real property or for the sale of any Owned Real Property or exercise any option to purchase real property listed in Schedule 5.8;

(m)    sell, lease (as lessor), transfer or otherwise dispose of (including any transfers from the Company or the Subsidiaries to any Shareholder Group Member), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Company’s or the Subsidiaries’ assets, other than inventory and minor amounts of personal property sold or otherwise disposed of, or real property leased to third parties for fair value in the ordinary course of business consistent with past practice;

(n)    cancel any debts owed to or claims held by the Company or the Subsidiaries (including the settlement of any claims or litigation) other than in the ordinary course of business consistent with past practice;

(o)    prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods) other than in the ordinary course of business;

(p)    voluntarily close or otherwise voluntarily cease business operations at any branch locations open and operating as of the date hereof;

(q)    terminate any Employees without cause, it being understood that for cause shall include, for those Employees working in the United States, an Employee’s failure to demonstrate, to the Company’s or a Subsidiary’s reasonable satisfaction, that the Employee is legally entitled to work in the United States; or

(r)    except as set forth in Article 6 of the Earnout Agreement or in the business plan provided by Company to Parent prior to the date hereof, open any additional branch locations; provided, however that the Company may not open any branches in the States of New York or New Jersey without the express written consent of Parent even if such additional branches are contemplated in the business plan provided to Parent.

7.4.    Tax Elections. No new election with respect to the Taxes of the Company and each Subsidiary shall be made without the prior written consent of Parent.

7.5.    Non-Solicitation Covenant. Until the earlier of termination of this Agreement or the Closing, the Shareholder Group Members agree (i) that neither they nor their respective officers, directors, shareholders, advisors, representatives or employees shall directly or indirectly solicit, permit, participate in, engage in or otherwise facilitate discussions with any other potential investors in or purchasers of the Company, DolEx or Dolex Envíos or their respective businesses, other than CISA and IFMX, without the written consent of Parent, and (ii) to request the return of any information that has been distributed prior to the date hereof in connection with any such discussions with any other potential investors in or purchasers of the Company or any Subsidiary or their respective businesses, other than CISA and IFMX. The Shareholder Group Members will promptly notify Parent in writing of the form and content of any communication not permitted under this Section 7.5 regarding such matters.

7.6.    Tax Returns. No Tax Returns will be filed by the Company or any Subsidiary without the prior review and consent by Parent, which review shall be prompt and which consent shall not be unreasonably withheld.

7.7.    Parent Monitor. Company shall provide continuously available, remote, on-line access to one executive officer designee of Parent enabling such designee the ability to monitor the financial results and pricing structure of the Company and its Subsidiaries. Such access shall be comparable to the access available to the chief financial officers of the Company and DolEx; provided, however, that the designee of Parent shall not have the ability to input, edit, or otherwise modify any such data.

7.8.    Employee Resignations. From the date hereof through the Closing Date, should any Employee reporting directly to Raul Limon resign or terminate his or her employment, or provide notice of such termination or resignation, the Company shall inform Parent in writing within 48 hours of receipt of such notice, termination, or resignation.

7.9.    1996 Tax Return. As soon as reasonably practicable, the Company shall provide to Parent a copy of the Company’s Tax Return for the year ending December 31, 1996.

7.10.    Verification of Immigration Status.

(a)    Prior to the Closing Date, the Company shall conduct an internal audit of the employment and immigration status of all Employees who are employed in the United States to ensure the accuracy of the representations and warranties contained in Sections 5.13(d) and (e). Such audit shall include, but not be limited to, the submission to the Social Security Administration of a list of the social security numbers of all of its Employees employed in the United States for verification. To the extent that this internal audit reveals any facts which, if existing as of the Closing Date, the Company reasonably believes would result in a breach of any representation or warranty contained in Sections 5.13(d) or (e), the Company and its

Subsidiaries shall take such action as is necessary to cure such defects, including, but not limited to, the termination for cause of any employees prior to the Closing Date; provided, however, that Company and the Subsidiaries shall consult with Parent prior to terminating any Management Employee.

(b)    Prior to the Closing Date, the Company and each Subsidiary shall cooperate with Parent and permit Parent access, during normal business hours, to the books, records, employment files, and any other relevant documentation and information, and appropriate representatives of the Company and the Subsidiaries so that Parent may, at its own cost and expense, conduct its own, independent audit of the employment and immigration status of all Employees to determine the accuracy of the representations and warranties contained in Sections 5.13(d) and (e). Parent hereby agrees to provide the results of any such audit to the Company.

7.11.    Preparation of Financial Statements. The Company shall use its best efforts to assist Parent with the preparation of financial statements required to be provided pursuant to Items 2 and 7 of Form 8-K, with such cooperation to include, but not be limited to, taking such steps as are reasonably requested by Parent to make the financial statements of the Company conform with GAAP as historically applied to Parent’s financial statements.

7.12.    Compliance Program Report. The Company and Parent shall mutually review and approve (which approval shall not be unreasonably withheld) the parameters of and basis for the review by Kroll, Inc. of the funds transfer compliance programs of the Company and the Subsidiaries, which shall result in the delivery of a report dated after the date of this Agreement and addressed to the Company and Parent.

7.13.    Quarterly Financial Statements.

(a)    Not later than August 31, 2003, the Company shall deliver to Parent the unaudited consolidated balance sheet and statements of income of (X) the Company, and (Y) DolEx, each as of and for the fiscal quarter ended June 30, 2003 (the “Second Quarter Financial Statements”).

(b)    Unless the Effective Time shall have occurred, not later than November 30, 2003, the Company shall deliver to Parent the unaudited consolidated balance sheet and statements of income of (X) the Company, and (Y) DolEx, each as of and for the fiscal quarter ended September 30, 2003 (the “Third Quarter Financial Statements”).

(c)    When delivered, the Second Quarter Financial Statements of DolEx, and, if applicable, the Third Quarter Financial Statements of DolEx, will not include all of the information and footnotes required by GAAP for audited financial statements, but will include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation and to make the Second Quarter Financial Statements of DolEx and, if applicable, the Third Quarter Financial Statements of DolEx not materially misleading.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGERSUB

The obligations of Parent and Mergersub under this Agreement shall, at the option of Parent and Mergersub, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

8.1.    No Breach of Representations and Warranties. For purposes of this Section 8.1, the accuracy of the representations and warranties of the Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of the Company set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on the Company; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications. There shall have been delivered to Parent and Mergersub a certificate or certificates to such effect, dated the Closing Date and signed on behalf of the Company by the President or Chairman of the Company.

8.2.    No Restraint or Litigation. No action, suit, investigation, restraining order, injunction or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

8.3.    Significant Governmental Approvals. The parties shall have received the following approvals: (i) approval or expiration of waiting period under the HSR Act, (ii) approval by the Mexican Ministry of Finance and Public Credit (Secretaria de Hacienda y Crédito Público) if required by reason of a change in control of the Company, (iii) approval by the Mexican Comisión Federal de Competencia (“CFC”) to the extent required under the Federal Economic Competition Law (Ley Federal de Competencia Economica), the Regulations to the Federal Economic Competition Law (Reglamento de la Ley Federal de Competencia Económica) and the Internal Regulations of the Federal Competition (Reglamento Interior de la Comisión Federal de Competencia Económica), (iv) approval of the Merger or the transfer to Parent of any Governmental Permit by all state and federal agencies issuing or administering any of the Governmental Permits, where such approval is required by any Law for the continued operation of DolEx’s business in any jurisdiction where it currently operates, which is deemed to exclude the States of New York and New Jersey.

8.4.    Resignations. If requested by the Parent, each of the Managers of the Company and each of the directors of the Subsidiaries shall have resigned from, or been transferred from such positions as of the Effective Time.

8.5.    Performance of Agreements and Covenants. Each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this

Agreement and the Company Ancillary Agreements prior to the Effective Time shall have been duly performed and complied with in all material respects.

8.6.    Distribution or Sale of CISA and IFMX. The Company shall have taken all action necessary to effect the distribution of all of the capital stock or other equity interests in CISA and IFMX held by the Company, or the sale of such stock or interests and subsequent distribution of the proceeds therefrom, to the Shareholders in accordance with Delaware Law. In connection with any distribution of CISA, the Company shall comply with the requirements of Article 190 of Mexican income tax law and any other applicable provision of Mexican tax law. The Company also shall have obtained the proper authorization of the Ministry of Finance and Public Credit of Mexico or any such other Governmental Body.

8.7.    CISA Settlement Agreement. The Company and CISA shall have entered into an agreement, containing terms substantially similar to the settlement agreement between the Company and CISA as of the date of this Agreement, except for those terms and conditions set forth on Schedule 8.7, under which CISA agrees to provide the Company, DolEx and Dolex Envíos with settlement services.

8.8.    IFMX Exchange Agreement. The Company and IFMX shall have entered into an agreement, containing terms substantially similar to the exchange agreement between the Company and IFMX as of the date of this Agreement, except for those terms and conditions set forth on Schedule 8.8, under which IFMX agrees to provide the Company, DolEx and Dolex Envíos with currency exchange and/or trading services.

8.9.    Ownership of Company. The Company shall deliver to Parent a certificate in a form reasonably satisfactory to Parent executed by the President or Chairman of the Company certifying that on the Closing Date (i) each of the Shareholders own the Company shares or other respective equity interests (beneficial or otherwise) in the Company in the names and amounts as set forth on Schedule 5.1(c) free and clear of Encumbrances, and (ii) each of the DolEx Class B Shareholders own their respective equity interests (beneficial or otherwise) in DolEx in the name and amounts as set forth on Schedules 5.2(c) and 10.9 free and clear of Encumbrances.

8.10.    No Material Adverse Effect. From March 31, 2003, there shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, has a Material Adverse Effect on the Company and the Subsidiaries taken as a whole.

8.11.     Releases. Parent shall have received, in a form reasonably satisfactory to Parent, the releases specified in Sections 4.6(i) and 4.8(a).

8.12.     Working Capital; Tax Reserve. The amount of Cash on Hand held by the Company and the Subsidiaries as of the Closing Date shall be at least equal to the sum of (i) $5.5 million of cash, (ii) an additional initial amount of $550,000 of cash (with regard to (i) and (ii), in each case excluding cash equivalents but including foreign currencies, which foreign currencies shall be measured in dollars and calculated using exchange rates as set forth by Banco de Mexico on the Diario Oficial de la Federacion two business days before the Closing

Date), and (iii) an amount equal to the Accrued Taxes. Parent shall also have received, not less than ten calendar days prior to the Closing Date, the method and basis for the calculation of Accrued Taxes.

8.13.    Termination of Shareholder Agreements. The Reorganization Agreement dated as of February 15, 2002, the New Option Agreement dated as of February 15, 2002, and the First Amended and Restated Shareholders Agreement dated as of February 15, 2002 shall have been terminated with the consent of all parties thereto.

8.14.    Payment of Branch Acquisition Debt. The Company shall have paid in full all principal, interest, penalties, fees and other amounts in respect of, and otherwise terminated and satisfied all obligations in respect of, any indebtedness incurred by the Company or any Subsidiary to complete, consider, or pursue, in whole or in part, any Branch Acquisitions, and, from the date hereof through the Closing Date, there shall not have been created any Encumbrance on any assets of the Company or any Subsidiary to secure any such indebtedness.

8.15.    Receipt of Payoff Letters. Parent shall have received (i) an executed payoff and release letter from the agent for the lenders of the BNP Paribas Debt addressed to each of the Company and Parent setting forth the aggregate amount of the BNP Paribas Debt immediately prior to the Effective Time, and (ii) an executed payoff and release letter from Wells Fargo Bank Texas, N.A. addressed to each of DolEx and Parent setting forth the aggregate amount of the Wells Fargo Debt immediately prior to the Effective Time, in each case in form and substance reasonably acceptable to the Parent.

8.16.    Transfer Pricing Reports. Chevez, Ruiz, Zamarripa y Cia, S.C. shall have delivered to the Company, and Company shall make available to Parent, transfer pricing reports for the fiscal years ended December 31, 2000, 2001, and 2002, each in a form reasonably satisfactory to Parent.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE

SHAREHOLDER REPRESENTATIVE

The obligations of the Company and the Shareholder Representative under this Agreement shall, at the option of the Company, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

9.1.    No Breach of Representations and Warranties. For purposes of this Section 9.1, the accuracy of the representations and warranties of the Parent and the Mergersub set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of the Parent and the Mergersub set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on the Parent and the Mergersub; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications. There shall have been delivered to the Company a certificate or certificates to such effect, dated the Closing Date and signed on behalf of Parent by the Chairman, Chief Executive Officer, and President or Chief Financial Officer of Parent and on behalf of Mergersub by the President or any Vice President of Mergersub.

9.2.    No Restraint or Litigation. No action, suit, restraining order, injunction or proceeding by any Governmental Body shall have been instituted or threatened to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

9.3.    Significant Governmental Approvals. The parties shall have received the following approvals: (i) approval or expiration of waiting period under the HSR Act, (ii) approval by the Mexican Ministry of Finance and Public Credit (Secretaria de Hacienda y Crédito Público) if required by reason of a change in control of the Company, (iii) approval by the CFC to the extent required under the Federal Economic Competition Law (Ley Federal de Competencia Economica), the Regulations to the Federal Economic Competition Law (Reglamento de la Ley Federal de Competencia Económica) and the Internal Regulations of the Federal Competition (Reglamento Interior de la Comisión Federal de Competencia Económica), (iv) approval of the Merger or the transfer to Parent of any Governmental Permit by all state and federal agencies issuing or administering any of the Governmental Permits, where such approval is required by any Law for the continued operation of DolEx’s business in any jurisdiction where it currently operates, which is deemed to exclude the States of New York and New Jersey

9.4.    Releases. The Parent shall have delivered full and unqualified releases in favor of all past and resigning officers of the Company and its Subsidiaries, members of the Board of Managers of the Company, and members of the Board of Directors or other governing boards of the Subsidiaries from all claims of the Surviving Entity and the Parent of any sort, now or hereafter existing, in connection with their services in such capacities, except for any obligations under or arising out of the terms of this Agreement or any Company Ancillary Agreements.

9.5.    Performance of Agreements and Covenants. Each and all of the agreements and covenants of the Parent and Mergersub to be performed and complied with pursuant to this Agreement and the Company Ancillary Agreements prior to the Effective Time shall have been duly performed and complied with in all material respects.

ARTICLE X

INDEMNIFICATION

10.1.    Tax Matters.

(a)    Tax Indemnification. The Shareholders and the DolEx Class B Shareholders shall severally indemnify, defend and hold harmless each Parent Group Member from and against any Liability, as well as Losses or Expenses arising therefrom, for (i) any unpaid Taxes of the Company and each Subsidiary with respect to Tax periods ending on or before the Closing Date, (ii) any unpaid Taxes of the Company and each Subsidiary with respect to any Tax period beginning before and ending after the Closing Date (a “Straddle Period”) to the extent allocable (as determined in Section 10.1(b)) to the portion of such period ending on or before the Closing Date (the “Pre-Closing Tax Period”) and (iii) any breach in this Agreement of any covenant, representation or warranty relating to Taxes.

For purposes of Section 10.1(a), unpaid Tax for the period from January 1, 2003 through the Closing Date shall be the Tax with respect to such period less the amount of estimated Taxes paid by the Company prior to the Closing Date with respect to such period and less the Accrued Taxes for such period, reflected on a certificate duly executed by the President or Chairman of the Company pursuant to Section 4.6(h). Parent shall refund to the Shareholders and to Pilscomb Properties LLC, on behalf of the DolEx Class B Shareholders, their proportionate amount by which the estimated Taxes paid by the Company with respect to such period and the Accrued Taxes for such period, reflected on an executed certificate pursuant to Section 4.6(h), exceed the amount of Taxes owed to the relevant Governmental Body with respect to such period.

Each Parent Group Member shall severally indemnify, defend and hold harmless each Shareholder Group Member and the DolEx Class B Shareholders from and against any Liability, as well as Losses or Expenses arising therefrom, for (i) the Taxable periods that begin after the Closing Date, (ii) the portion of any Tax attributable to the Straddle Period to the extent allocable to the period commencing after the Closing Date as set forth in Section 10.1(b), and (iii) any Tax periods that end on or before the Closing Date including the portion of the Straddle Period ending on or before the Closing Date only if such Liability is attributable to any election made by the Parent Group, Company or Subsidiaries (including, but not limited to any election under Section 338 of the Code) after the Closing Date.

If Parent intends to file an amended Tax Return for Company and/or any of its Subsidiaries for a Tax period that ends on or before the Closing Date and if this filing would create a Tax Indemnification obligation for Shareholders and the DolEx Class B Shareholders pursuant to Section 10.1(a), Parent shall submit to the Shareholder Representative copies of the portion of such amended Tax Return that would create such Tax Indemnification obligation for its review and comments at least fifteen (15) days prior to the date such amended Tax Return is intended to be filed, the date of which will be disclosed to the Shareholder Representative. Parent shall consider such comments in good faith. Nonetheless, if Parent does not agree with or accept any of the written comments provided by the Shareholder Representative or if

Shareholder Representative does not deliver its written comments to Parent within 15 days of Shareholder Representative’s receipt of the amended Tax Return, the Parent may still file such amended Tax Return as originally submitted to the Shareholder Representative.

(b)    Straddle Period Tax Allocation. For purposes of Section 10.1(a), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax which relates to the Pre-Closing Tax Period shall (i) in the case of any Taxes other than income taxes and Taxes measured by capital, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Tax period and (ii) in the case of any income taxes or any Tax based on or measured by capital, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

(c)    Taxes of Other Persons. The Shareholders and the DolEx Class B Shareholders shall severally indemnify each Parent Group Member from and against the entirety of any and all Tax liability, as well as Losses or Expenses arising therefrom, imposed on the Company, the Subsidiaries, or a Parent Group Member, to the extent allocable to a Tax Period ending on or before the Closing Date or during the Pre-Closing Tax Period and which is resulting from, arising out of, relating to, in the nature of, or caused by any Losses or Expenses of any Person other than the Company or its Subsidiaries (i) as a transferee or successor, (ii) by contract, (iii) under Treasury Regulation Section 1.1502-6 (or any comparable provision of foreign, state or local law) or (iv) otherwise.

(d)    Tax Sharing Agreements. All Tax Sharing Agreements or similar agreements (other than this Agreement) with respect to or involving the Company or any Subsidiary shall be terminated as of or before the Closing Date and, after the Closing Date, neither the Company nor any Subsidiary shall be bound thereby or have any Losses or Expenses thereunder for any taxable year (whether the current year, a future year or a past year) or have any obligation (including Tax obligations) to make any payment thereby to any party after the Closing Date.

10.2.    Tax Return Filing, Etc.

(a)    Tax Periods Ending on or before December 31, 2002, But Filed After the Date Hereof. The Company, or with respect to those Tax Returns filed after the Closing Date, the Shareholder Representative, shall prepare or cause to be prepared and shall file or cause to be filed all Tax Returns for the Company and each Subsidiary for periods ending on or prior to December 31, 2002, but which are filed after the date hereof. All such Tax Returns shall be prepared and filed in a manner that is consistent with prior practice, except as required by a change in applicable Tax law. The Company or the Shareholder Representative, as the case may be, shall submit to Parent copies of such Tax Returns for its approval, which approval shall not be unreasonably withheld, conditioned or delayed, at least fifteen (15) days prior to the date such Tax Return is required to be filed. If Parent does not give its approval in a timely manner, the Company or the Shareholder Representative, as the case may be, can file or arrange to file such Tax Returns.

(b)    Tax Periods Ending on or Before the Closing Date, But Filed After Closing Date. Parent shall prepare or cause to be prepared and shall file or cause to be filed all Tax Returns, with the exception of Tax Returns set forth in Section 10.2(a), for the Company and each Subsidiary for periods ending on or prior to the Closing Date, but which are filed after the Closing Date. All such Tax Returns shall be prepared and filed in a manner that is consistent with prior practice, except as required by a change in applicable Tax law. Parent shall submit to the Shareholder Representative copies of such Tax Returns for its approval, which approval shall not be unreasonably withheld, conditioned or delayed, at least fifteen (15) days prior to the date such Tax Return is required to be filed. If the Shareholder Representative does not give its approval in a timely manner, Parent can file or arrange to file such Tax Returns. Parent shall be responsible for the timely payment of all Taxes due with respect to such Tax Returns, subject, however, to the obligation of the Shareholders and the DolEx Class B Shareholders to indemnify the Parent Group Member to the extent required under Section 10.1, pursuant to the provisions of Sections 10.9(d)(iii) and 10.9(e)(iii) below.

(c)    Tax Periods Beginning Before and Ending After the Closing Date. Parent shall prepare or cause to be prepared and shall file or cause to be filed any Tax Returns of the Company and each Subsidiary for any Straddle Period. All such Tax Returns shall be prepared in accordance with past practice, except as otherwise required by a change in applicable Tax law. Parent shall submit to the Shareholder Representative copies of such Tax Returns for its approval, which approval shall not be unreasonably withheld, conditioned or delayed, at least fifteen (15) days prior to the date such Tax Return is required to be filed. If Shareholder Representative does not give its approval in a timely manner, Parent can file or arrange to file such Tax Returns. Parent shall be responsible for the timely payment of all Taxes due with respect to such Tax Returns, subject, however, to the obligation of the Shareholders and the DolEx Class B Shareholders to indemnify Parent to the extent required under Section 10.1, pursuant to the provisions of Sections 10.9(d)(iii) and 10.9(e)(iii) below.

(d)    Contests. If a notice of deficiency, proposed adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim (a “Tax Contest”) shall be delivered, sent, commenced, or initiated to, by or against a Parent Group Member, the Company or any Subsidiary by any taxing authority with respect to Taxes that results in or may result in Tax Losses or Expenses for which indemnification may be claimed against Shareholders and the DolEx Class B Shareholders under this Agreement, Parent shall promptly notify the Shareholder Representative in writing of such Tax Contest; provided that the failure to so notify the Shareholder Representative shall not relieve Shareholders or the DolEx Class B Shareholders of their indemnification obligations hereunder, except to the extent that such failure prejudices the Shareholders or the DolEx Class B Shareholders defense of the Tax Contest. The Shareholders and the DolEx Class B Shareholders shall have the right to represent the Company and each Subsidiary’s interests and to employ counsel of their choice at their expense with respect to any such Tax Contest for which they are entirely liable; provided that the Shareholder Representative shall immediately notify Parent of the decision to take control of such Tax Contest; and Parent shall cause the Company and each Subsidiary to execute any powers of attorney or other documents or forms necessary in order to allow the Shareholders and the DolEx Class B Shareholders to control such Tax Contest and to settle any such Tax Contest. In the case of any such Tax Contest, Parent shall also be entitled to participate at its own expense in such Tax Contest. In the case of any Tax Contest relating to any Tax for any Straddle Period, or with respect to any Tax Contest in which the Shareholders or the DolEx Class B Shareholders do not have the right to represent the Company or a Subsidiary’s interest pursuant to this Section 10.2(d), Parent, the Shareholders, and the DolEx Class B Shareholders shall each be entitled to participate at their own expense in such Tax Contest to the extent it relates to a Tax for which such party bears Losses or Expenses pursuant to Section 10.1. No party may settle or otherwise dispose of any Tax Contest in any manner without the consent and approval of the other party, which consent and approval will not be unreasonably withheld, conditioned or delayed. In the event that Shareholders or the DolEx Class B Shareholders do not take control of a Tax Contest that they have the right to control hereunder, Parent shall keep the Shareholder Representative reasonably informed as to the progress of such Tax Contest and shall not enter into any settlement or other disposition of such Tax Contest prior to receiving the written consent of the Shareholder Representative, which consent will not be unreasonably withheld, conditioned or delayed. In no event, without the prior written consent of the Shareholder Representative, which shall not be unreasonably withheld, conditioned or delayed, shall Parent, the Company or each Subsidiary grant an extension of any applicable statute of limitations in respect of any Tax period ending on or prior to the Closing Date or any Straddle Period.

(e)    Cooperation on Tax Matters. Parent, the Company, each Subsidiary of the Company, IFMX, and CISA shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 10.2 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information (with supporting details) which are reasonably relevant to such Tax Return filing, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, Company, each Subsidiary of the Company, IFMX, and CISA agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and each Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or any of the Shareholders or the DolEx Class B Shareholders any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, shall allow the other party to take possession of such books and records. Notwithstanding any of the above, in connection with the filing of the Tax Returns for the Company and each Subsidiary pursuant to Section 10.2(b) and Section 10.2(c), IFMX and CISA each agree to provide the information necessary to file such Tax Returns at least four months prior to the due date for filing such Tax Returns.

(f)    Further Assistance. Parent, the Shareholders, and the DolEx Class B Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). Parent, the Shareholders, and the DolEx Class B Shareholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code (or any similar provisions of any applicable tax law).

10.3.    Distribution or Sale of CISA and IFMX. Any Taxes and Losses arising therefrom resulting from the transfer of all of the Company’s stock ownership interest in CISA and IFMX to the Shareholders prior to the Closing Date or, alternatively, any Taxes, Losses, and Expenses arising therefrom resulting from the sale of all of the Company’s stock ownership interest in CISA and IFMX and the distribution of the sale proceeds to the Shareholders prior to the Closing Date will each be Taxes treated as Pre-Closing Taxes pursuant to Section 10.1 for which Shareholders have an obligation to reimburse the Parent at such time as the applicable Tax Return is filed with the appropriate taxing authority, pursuant to the procedure set forth in Section 10.2. In connection with the transfer of all of the Company’s stock ownership interests in CISA and IFMX to the Shareholders, for purpose of calculating gain on the distribution of IFMX and CISA, the fair market value of the stock interest of IFMX and CISA shall be the amount specified in an appraisal prepared by CIBZ Valuation, Inc., an independent third party appraiser mutually acceptable to Parent and Shareholders. In connection with the sale of all of the Company’s stock ownership interest in CISA and IFMX to an unrelated third party, for purpose of calculating gain, the amount of the respective sale proceeds received by Company shall be deemed to be at fair market value. In connection with the sale of all of the Company’s stock ownership interest in CISA and IFMX to a third party that is a related party, for purpose of calculating gain, the fair market value of the stock interests of CISA and IFMX shall be the amount specified in an appraisal prepared by CIBZ Valuation, Inc. The adjusted tax basis of the stock interest of IFMX for both of the above transaction alternatives shall be calculated by KPMG LLP. The adjusted tax basis of the stock interest of CISA for both of the above transaction alternatives shall be calculated by KPMG LLP and shall be determined for U.S. tax purposes as well as Mexican tax purposes. All such appraisals and adjusted tax bases calculations shall be promptly provided to the Parent upon completion.

10.4.    Deconsolidation. The Shareholders shall be liable for all Taxes and Losses of the Company and each Subsidiary attributable to deconsolidating adjustments (including without limitation any deferred income triggered into income by Treasury Regulation Section 1.1502-13 and any excess loss accounts taken into income under Treasury Regulation Section 1.1502-19) for all periods through the Closing Date, including adjustments caused by the distribution by the Company of the stock of IFMX and CISA prior to the Closing Date.

10.5.    Sales and Transfer Taxes. All sales, use and other transfer taxes (including all share transfer taxes, if any) incurred in connection with this Agreement (“Transfer Taxes”) shall be borne by the party to whom such transfer taxes are assessed under applicable law.

10.6.    Indemnification of Parent Group Members for CISA and IFMX. The Shareholders shall severally indemnify, defend and hold harmless each Parent Group Member from and against any Losses or Expenses incurred by such Parent Group Member associated with or arising from the business or operations of CISA and IFMX.

10.7.    Indemnification of Parent Group Members.

The Shareholders and the DolEx Class B Shareholders shall severally indemnify and hold harmless each Parent Group Member from and against any and all Losses and Expenses incurred by such Parent Group Member as a direct result of:

(i)    any breach by the Company or any Subsidiary of any covenant in this Agreement;

(ii)    any breach, or (in the case of any third-party claim) alleged breach, of any warranty or the inaccuracy, or (in the case of any third-party claim) alleged inaccuracy, of any representation of the Company or any Subsidiary contained in this Agreement;

(iii)    any Liabilities of the Company or any Subsidiary associated with or arising from the conduct of the business or operations of the Company or such Subsidiary prior to the Effective Time, except for those Liabilities (x) accrued or reserved against in the Audited Financial Statements or the Quarterly Financial Statements, (y) set forth on the Schedules to this Agreement, or (z) incurred in the ordinary course of business consistent with past practice since March 31, 2003; or

(iv)    notwithstanding the exception contained in the immediately preceding Section 10.7(iii)(y), any Losses associated those matters set forth on Schedule 5.16.

10.8.    Indemnification of Shareholder Group Members.

(a)    Parent and the Surviving Entity shall jointly and severally indemnify and hold harmless each Shareholder Group Member from and against any and all Loss and Expense incurred by such Shareholder Group Member as a direct result of:

(i)    any breach, by Parent or the Surviving Entity of any of their respective covenants in this Agreement; or

(ii)    any breach, or (in the case of any third-party claim) alleged material breach, of any warranty or the inaccuracy, or (in the case of any third-party claim) alleged inaccuracy, of any representation of Parent or the Surviving Entity contained in this Agreement.

(b)    The indemnification provided for in this Section 10.8 shall terminate three years after the Effective Date (and no claims shall be made by any Shareholder Group Member under this Section 10.8 thereafter), except that the indemnification obligation of Parent and the Surviving Entity shall continue as to any Loss or Expense of which any Shareholder Group Member has notified Parent and the Surviving Entity in accordance with the requirements of Section 10.10 or prior to the date such indemnification obligation would otherwise terminate in accordance with this Section 10.8, as to which the indemnification obligation of Parent and the Surviving Entity shall continue until the Loss or Expense of Parent and the Surviving Entity shall have been determined pursuant to this Article X, and Parent or the Surviving Entity shall have reimbursed all Shareholder Group Members for the full amount of such Loss and Expense for which Parent and the Surviving Entity are responsible in accordance with this Article X.

10.9.    Obligations for Indemnification of Parent Group Members.

(a)    Except for the indemnification obligations described in Section 10.9(d), any obligations arising pursuant to Section 4.3(g) or under the indemnification provided to the Parent Group Members under this Article X shall be satisfied solely from an indemnity fund comprised of (y) the Escrow Amount – LAMS Cash Portion, the LAMS Escrow Note (or the proceeds thereof, once paid), the Escrow Amount – DolEx Class B Cash Portion, and the DolEx Class B Escrow Note (or the proceeds thereof, once paid), and (z) any amounts subsequently contributed pursuant to Section 3.3 of the Earnout Agreement, which shall collectively be referred to as the “Indemnity Fund” and which shall have an aggregate balance as of the Closing Date of $38 million (not including those additional amounts to be contributed pursuant to Section 3.3 of the Earnout Agreement).

(b)    The Indemnity Fund shall be reduced or terminate for each party thereto according to Schedule A; it being noted that for the Advent Shareholders (as identified on Schedule A) any remaining amounts held in the Indemnity Fund shall be released and distributed eighteen months from the Closing Date (with regard to 50% of the original amount of the Indemnity Fund attributable to the Advent Shareholders, net of claims), thirty months from the Closing Date (with regard to 25% of the original amount of the Indemnity Fund attributable to the Advent Shareholders, net of claims) and the earlier of thirty-six months from the Closing Date or December 31, 2006 (with regard to 25% of the original amount of the Indemnity Fund attributable to the Advent Shareholders, net of claims), all as set forth in detail on Schedule A. No claims shall be made by any Parent Group Member against the Indemnity Fund after such termination, except that payment obligations from the Indemnity Fund shall continue as to any Loss or Expense of which any Parent Group Member has notified the Shareholder Representative in accordance with the requirements of this Article X on or prior to the date the Indemnity Fund would otherwise terminate in accordance with this Section 10.9(b), as to which the indemnification obligation shall continue until the indemnification Loss or Expense shall have been determined pursuant to this Article X, and the Parent Group Members shall have been indemnified for the full amount of such Loss and Expense in accordance with and subject to the limitations of this Article X.

(c)    The Indemnity Fund shall not be available under this Article X for (i) any Losses or Expenses of Parent Group Members unless the aggregate of all Losses and Expenses for which the Indemnity Fund would be available but for this Section 10.9(c) exceeds One-Hundred-Thousand Dollars ($100,000) (the “Aggregate Basket Amount”), and (ii) any particular Loss or associated Expense for which the Indemnity Fund would be available but for this Section 10.9(c) unless such Loss and associated Expenses exceeds $10,000 (the “Claim Threshold”). When the aggregate amount of all Losses and Expenses for which the Indemnity Fund is available exceeds the Aggregate Basket Amount, Parent may recover for all such Losses or Expenses. For purposes of calculating the Claim Threshold, all Losses or Expenses arising from events involving the same or substantially similar facts or circumstances shall be aggregated. The Claim Threshold shall not apply to claims arising or relating to any indemnification obligation arising as a result of a breach of the representations, warranties, or covenants contained in Sections 5.13(d), (e) and 7.10.

(d)    Claims made by any Parent Group Member for Losses and Expenses resulting from, arising out of, relating to, in the nature of, or caused by the following matters shall not be limited solely to payment from the Indemnity Fund, but shall instead be subject to the following limitations:

(i)    with respect to the Shareholders only, any claim made regarding CISA or IFMX, or the sale, transfer, or distribution of the Company’s ownership of CISA or IFMX, may be made by a Parent Group Member on or before December 31, 2006, and any payments made by any Shareholder relating thereto shall be limited to such Shareholder’s pro-rata portion of the Base Amount plus such Shareholder’s pro-rata portion of any amount deposited into the Indemnity Fund pursuant to Section 3.3 of the Earnout Agreement, less all amounts paid to a Parent Group Member by such Shareholder or from such Shareholder’s Individual Escrow Account pursuant to this Article X;

(ii)    any claim made regarding fraud or the organization and capitalization of the Company and its Subsidiaries, including the representations and warranties contained in Sections 5.1 and 5.2, may be made by a Parent Group Member on or before the third anniversary of the Closing Date and any payments made by any Shareholder or DolEx Class B Shareholder relating thereto shall be limited to such Shareholder’s or DolEx Class B Shareholder’s pro-rata portion of the Base Amount plus such Shareholder’s or DolEx Class B Shareholder’s pro-rata portion of any amount deposited into the Indemnity Fund pursuant to Section 3.3 of the Earnout Agreement, less all amounts paid to a Parent Group Member by such Shareholder or DolEx Class B Shareholder or from such Shareholder’s or DolEx Class B Shareholder’s Individual Escrow Account pursuant to this Article X; and

(iii)    any claims made regarding the Tax obligations of the Company and its Subsidiaries, including the representations and warranties contained in Section 5.6 and the covenants contained in Article VII and Sections 10.1 through 10.5, but excluding any and all such claims relating to CISA or IFMX, or the sale, transfer or distribution of the Company’s ownership thereof which shall be covered by Section 10.9(d)(i) above, may be made by a Parent Group Member on or before the earlier of December 31, 2006, or the applicable statute of limitations for such Tax obligations and any payments made by any Shareholder or DolEx Class B Shareholder relating thereto shall be limited to such Shareholder’s or DolEx Class B Shareholder’s pro-rata portion of an amount equal to $38 million plus such Shareholder’s or DolEx Class B Shareholder’s pro-rata portion of any amount deposited into the Indemnity Fund pursuant to Section 3.3 of the Earnout Agreement, less all amounts paid to a Parent Group Member from such Shareholder’s or DolEx Class B Shareholder’s Individual Escrow Account pursuant to this Article X or directly from such Shareholder or DolEx Class B Shareholder pursuant to Sections 10.9(e)(iii)(y) and (z).

(e)    The obligations of the Shareholders and the DolEx Class B Shareholders under Section 10.9(d) shall be satisfied as follows:

(i)    With respect to all obligations arising under the indemnification provided to the Parent Group Members under Section 10.9(d)(i), Parent may elect, in its sole discretion, to seek indemnification from (i) that portion of the Indemnity Fund allocable to the Shareholders, or (ii) the Shareholders in accordance with the limitations set forth in Section 10.9(d)(i).

(ii)    With respect to all obligations arising under the indemnification provided to the Parent Group Members under Section 10.9(d)(ii), Parent may elect, in its sole discretion, to seek indemnification from (i) the Indemnity Fund, or (ii) the Shareholders and the DolEx Class B Shareholders in accordance with the limitations set forth in Section 10.9(d)(ii).

(iii)    With respect to all obligations arising under the indemnification provided to the Parent Group Members under Section 10.9(d)(iii), and in accordance with the limitations contained therein:

(x)    For the first eighteen months following the Closing Date, Parent may only pursue payment for the claim from the Indemnity Fund;

(y)    For the period beginning on the first day of the nineteenth month following the Closing Date through the thirtieth month following the Closing Date, Parent may elect to pursue payment for the claim from the Indemnity Fund or the Shareholders and the DolEx Class B Shareholders, provided that if such claim is equal to or less than 5% of the remaining undistributed balance of the Indemnity Fund, Parent may only pursue payment for the claim from the Indemnity Fund; and

(z)     For the period beginning on the first day of the thirty-first month following the Closing Date through December 31, 2006, Parent may only pursue payment for the claim from the Shareholders and the DolEx Class B Shareholders.

(iv)    If Parent makes an election in any Claim Notice to pursue indemnification from the Shareholders and DolEx Class B Shareholders, and certain Shareholders or DolEx Class B Shareholders do not satisfy their payment obligations, Parent shall have the right to pursue payment of the obligation from the Indemnity Fund by notice to the Escrow Agent and the Shareholder Representative. Such Claim Notice shall indicate the exact name of those Shareholders or DolEx Class B Shareholders, as applicable, whose Individual Escrow Accounts (as defined in the Escrow Agreement) shall be debited for payment of the obligation, and the exact amount for each account. In no instance shall Parent be allowed to pursue payment pursuant to this provision from the Individual Escrow Account of a Shareholder or DolEx Class B Shareholder who has otherwise paid their pro-rata portion of such indemnity claim.

(v)    Except for claims under Section 10.9(d)(i), in the event that the Parent elects to pursue indemnification from the Shareholders and the DolEx Class B Shareholders for any claim, such claim must be made against each Shareholder and DolEx Class B Shareholder, as the case may be, pro rata in accordance with the pro rata Purchase Price received by such Shareholder or DolEx Class B Shareholder. In the event that the Parent elects to pursue indemnification from the Shareholders under Section 10.9(d)(i), such claim must be made against each Shareholder in the same proportion as such Shareholder’s portion of the Purchase Price received by all Shareholders.

(vi)    Except as provided in Section 10.9(e)(iv) above, in the event that the Parent elects to pursue indemnification from the Indemnity Fund for any claim, such claim must be made against each Shareholder’s or DolEx Class B Shareholder’s Individual Escrow Account pro rata in accordance with the pro rata Purchase Price received by such Shareholder or DolEx Class B Shareholder.

(f)    If, at the time any monies are to be released to the Shareholders or the DolEx Class B Shareholders from the Indemnity Fund, any Claim Notice making a claim against the Indemnity Fund given by a Parent Group Member or Members remains unresolved, the Escrow Agent shall reduce the amount of such monies to be so released by the amount of the claimed Loss and Expense of the Parent Group Members reflected in all such unresolved Claim Notices, and shall thereafter reimburse such Parent Group Members out of the Indemnity Fund for the full amount of such Loss and Expense to which the Parent Group Members are determined to be entitled in accordance with this Article X up to the amount remaining in the Indemnity Fund. If it is finally determined that the Parent Group Members were not entitled to the full amount of the indemnification reflected in such Claim Notices, the Escrow Agent shall promptly thereafter release the appropriate portion of the Indemnity Fund that had been withheld pursuant to such Claim Notices in accordance with terms of the Escrow Agreement.

(g)    All funds or other property received by the Escrow Agent shall be retained by it as part of the Indemnity Fund. The Indemnity Fund shall be governed by the terms set forth herein and in the Escrow Agreement. The Indemnity Fund shall be available to indemnify, hold harmless and reimburse the Parent Group Members from and against any Loss or Expense indemnifiable under this Article X in the manner provided in the Escrow Agreement. All fees and expenses of the Escrow Agent shall be paid from the Indemnity Fund.

(h)    Except as may be provided under Sections 10.9(d)(i) and 10.9(d)(ii), in no circumstances will any Shareholder’s or DolEx Class B Shareholder’s aggregate responsibility to indemnify the Parent Group Members pursuant to this Agreement exceed such Shareholder’s or DolEx Class B Shareholder’s pro rata portion of the Purchase Price received by such Shareholder or DolEx Class B Shareholder. To the extent the consideration received by a Shareholder or a DolEx Class B Shareholder is not in cash, any obligation to pay an indemnity claim hereunder may discharged by assigning a proportionate interest in the non-cash consideration received by such Shareholder.

10.10.    Notice and Determination of Claims.

(a)    If any Parent Group Member or any Shareholder Group Member believes that it has suffered or incurred any Loss or incurred any Expense, such Parent Group Member or Shareholder Group Member, as the case may be (the “Indemnified Person”), shall so notify (the “Claim Notice”) the Shareholder Representative or Parent, as the case may be, promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss or Expense shall have occurred, and shall also indicate, if applicable, whether such claim is payable from the Indemnity Fund, and if so from which Individual Escrow Accounts thereof (as defined in the

Escrow Agreement), or by the Parent, the Shareholders or the DolEx Class B Shareholders. The omission by the Indemnified Person to give notice as provided herein shall not relieve any indemnification obligation under this Article X except to the extent that such omission results in a failure of actual notice to Parent or the Shareholder Representative, as the case may be, and Parent or the holders of Company Shares immediately prior to the Effective Time, as the case may be, are damaged as a result of such failure to give notice. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Person intends to claim any liability or expense as a Loss or Expense under this Article X, such Indemnified Person shall promptly notify Parent or the Shareholder Representative, as the case may be, of such action or suit as specified in this Section 10.10. The Indemnified Person shall use reasonable efforts to minimize any Loss or Expense for which indemnification is sought hereunder.

(b)    Within fifteen (15) calendar days after the Indemnified Person has delivered any Claim Notice pursuant hereto, the Parent or the Shareholder Representative, as applicable, shall notify the other party in writing whether or not the claim or the amount thereof, is disputed. If such notice states that the claim and the amount are not disputed, or if the Parent or the Shareholder Representative, as applicable, fails to deliver any such notice within the required time period, the claim shall be deemed to be in compliance with this Article X, and shall be immediately forwarded to the Escrow Agent, the Parent, the Shareholders and/or the DolEx Class B Shareholders, as applicable, for payment, as set forth in the Claim Notice. If a claim or the amount thereof is disputed, the amount of indemnification to which an Indemnified Person shall be entitled under this Article X shall be determined: (i) by the written agreement between the Indemnified Person, on the one hand, and Parent or the Shareholder Representative, as the case may be, on the other hand; (ii) by a final unappealable judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Person and Parent or the Shareholder Representative, as the case may be, shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Person shall have the burden of proof in establishing the amount of Loss and Expense suffered by it.

10.11.     Third Person Claims. In the event of any claim for indemnification hereunder resulting from or in connection with any claim, action or legal proceeding by a third Person, the Indemnified Persons shall give such notice thereof to Parent or the Shareholder Representative, as the case may be (the “Indemnifying Person”) as soon as reasonably practicable after such Indemnified Person has actual knowledge thereof; provided, however, that the omission by such Indemnified Person to give notice as provided herein shall not relieve any indemnification obligation under this Article X except to the extent that such omission results in a failure of actual notice to the Indemnifying Person and the Indemnifying Person is damaged as a result of such failure to give notice. At any time after receipt of such notice, the Indemnifying Person shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such third Person claim, action or legal proceeding. In any such case (a) the Indemnified Person shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Person in connection therewith; (b) the Indemnifying Person will not be liable to the Indemnified Person for any Expenses of separate counsel for the Indemnified Person subsequently incurred by the Indemnified Person in connection with the defense of such Third Person claim, action or legal proceeding; and (c) the Indemnified Person shall have the right to participate in the defense thereof and, at its own expense, to employ counsel, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person will retain control of the defense. Regardless of whether the Indemnifying Person assumes the defense of any third Person claim, action, or legal proceeding, the Indemnified Person shall not admit any liability with respect to, or settle, compromise or discharge, any third Person claim, action or legal proceeding without the Indemnifying Person’s written consent, which consent shall not be unreasonably withheld. If the Indemnifying Person assumes the defense of any such third Person claim, action or legal proceeding, the Indemnifying Person may not settle, compromise or discharge any claim, action or legal proceeding that seeks injunctive or equitable relief against the Indemnified Person without the consent of the Indemnified Person. If the Indemnifying Person elects not to assume the defense of any third Person claim, action or legal proceeding, the Indemnified Person may assume the defense of such claim through counsel of its choosing and such Indemnifying Person shall bear all expenses of counsel for the Indemnified Person, and may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or legal proceeding.

10.12.    After-Tax Basis; Adjustment to Acquisition Cost. Any indemnification payment under this Article X shall be made on an After-Tax Basis, and as among the Parent, the Shareholders, and the DolEx Class B Shareholders shall constitute an adjustment to the Acquisition Cost.

10.13.    Exclusive Remedy. Except for fraud, remedies that cannot be waived as a matter of law and injunctive and provisional relief, if the Closing occurs, this Article X shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the transactions contemplated hereby.

ARTICLE XI

TERMINATION

11.1.    Termination Rights. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Effective Time:

(a)    by the mutual consent of all of the parties hereto;

(b)    by any party if the Closing Date shall not have occurred on or before the latest to occur of (i) November 30, 2003, (ii) if the parties shall not have received all approvals and actions of or by the Governmental Bodies which are specified in Sections 8.3 and 9.3 and all other conditions for Closing have been satisfied or waived (other than those requiring the exchange of a certificate, opinion or other document, or taking of other action at Closing), then such later date, not more than six months after November 30, 2003, as the Company may choose by providing written notice to Parent of such extension or extensions on a month-to-month basis, and (iii) such later date as may be mutually agreed to by all of the parties hereto;

(c)    by Parent in the event of any breach by the Company, the Shareholders, the DolEx Class B Shareholders, or the Shareholder Representative of any of their agreements, representations or warranties contained herein (or, in the case of representations and warranties made solely as of the Closing Date, the inability to make such representation or warranty) so as to result in a Material Adverse Effect on the Company and the failure of the Company, the Shareholders, the DolEx Class B Shareholders, or the Shareholder Representative to cure such breach within seven days after receipt of notice from Parent requesting that such breach be cured; or

(d)    by the Company or the Shareholder Representative in the event of any breach by Parent or Mergersub of any of their respective agreements, representations or warranties contained herein so as to materially adversely affect the ability of the Parent and Mergersub to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement and the failure of Parent or Mergersub to cure such breach within seven days after receipt of notice from the Company or the Shareholder Representative requesting that such breach be cured.

11.2.    Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 11.1 shall give notice of such termination to each of the other parties to this Agreement.

11.3.    Effect of Termination. In the event that this Agreement shall be terminated pursuant to this Article XI, all further obligations of the parties under this Agreement (other than Sections 12.2 and 11.4) shall be terminated without further liability of any party to the others; provided, however, that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

11.4.    Termination Fee. If Parent terminates this Agreement pursuant to 11.1(c), and within twelve months of such termination the Company shall enter into an agreement with respect to an Acquisition Transaction, upon consummation of such Acquisition Transaction the Company shall pay to the Parent a termination fee equal to 3% of the Base Amount.

ARTICLE XII

GENERAL PROVISIONS

12.1.    Survival of Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated herein so long as there remains an indemnification obligation under Article X.

12.2.    Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other parties all copies of nonpublic documents and materials which have been furnished in connection therewith. No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed Merger; provided, however, that from and after the date hereof, Parent may use or disclose confidential information, with the prior review and approval of such disclosure by the Company, which approval shall not be unreasonably withheld; provided, further, from and after the Effective Time, Parent and the Surviving Entity may use or disclose any confidential information included in the assets of the Company and the Subsidiaries as of the Closing Date or otherwise reasonably related to the assets or business of the Company and the Subsidiaries. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than another party to this Agreement, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

Notwithstanding anything herein to the contrary, any party hereto (and any employee, representative or other agent of the party) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

12.3.    Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally (with written confirmation of receipt) or by facsimile (with written confirmation of receipt) or four days after being mailed by registered or certified mail, return receipt requested, or one day after being sent by private overnight courier addressed as follows:

If to the Company (after the Effective Time), Parent or Mergersub, to:

Global Payments Inc.

Four Corporate Square

Atlanta, Georgia 30329

Attention:          Jim Kelly

                          Suellyn Tornay

Telecopy:          404-728-3278

with copies to:

Alston & Bird LLP

90 Park Avenue

New York, New York 10016-1387

Attention:         Mark F. McElreath

Telecopy:         212-210-9444

Barrera Siqueiros y Torres Landa, S. C.

Montes Urales No. 470 1er. Piso

Lomes de Chapultepec

11000 México, D.F.

MÉXICO

Attention:         Lic. Ricardo Pons Mestre

Telecopy:         011- (525) 55-520-5115

If to the Company (prior to Effective Time), to:

Advent International Corporation

Campos Eliseos 345-7º Piso

Col. Polanco

11560 México, D.F.

MÉXICO

Attention:         Alfredo Alfaro

                          Diego Serebrisky

Telecopy:         011-(525) 55–281-0999

with copies (which do not constitute notice to Company) to:

Norman Fleming

Wiggin & Dana, LLP

One Century Tower

New Haven, Connecticut 065111

Telecopy:         203-782-2889

Salvador Arroyo

Periferico Sur 3343

Piso 4

Col. San Jeronimo Lidice

México, D.F. 10200

MÉXICO

Telecopy:        011-(525) 55-683-4920

Douglas A. Paisley II

Jackson Walker LLP

1401 McKinney Street

Suite 1900

Houston, Texas 77010

Telecopy: 713-752-4221

If to the Shareholder Representative, to:

Advent International

Campos Eliseos 345-7º Piso

Col. Polanco

11560 México, D.F.

MÉXICO

Attention:         Alfredo Alfaro

                          Diego Serebrisky

Telecopy:          011-(525) 55–281-0999

with copies (which do not constitute notice to Shareholder Representative) to:

Norman Fleming

Wiggin & Dana, LLP

One Century Tower

New Haven, Connecticut 065111

Telecopy:         203-782-2889

Salvador Arroyo

Periferico Sur 3343

Piso 4

Col. San Jeronimo Lidice

Mexico, D.F. 10200

MEXICO

Telecopy:         011-(525) 55-683-49 20

Douglas A. Paisley II

Jackson Walker LLP

1401 McKinney Street

Suite 1900

Houston, Texas 77010

Telecopy:         713-752-4221

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

12.4.    Successors and Assigns.

(a)    Except as expressly contemplated hereby, the rights of each party under this Agreement shall not be assignable by any party hereto without the prior written consent of the other party.

(b)    This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 12.4 any right, remedy or claim under or by reason of this Agreement.

12.5.    Access to Records After Effective Time. For a period of six years after the Effective Time, the Shareholder Representative and his representatives shall have reasonable access to all of the books and records relating to the Company and the Subsidiaries for matters relating to regulatory, Tax or litigation issues or other matters agreed to by Parent. Such access shall be afforded upon receipt of reasonable advance notice and during normal business hours. The Company shall, prior to the disposition of any such books and records during such six-year period, give the Shareholder Representative a reasonable opportunity, at his or her expense, to segregate and remove such books and records as the Shareholder Representative may select.

12.6.    Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto on in connection herewith contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto, and only to the extent permitted by Delaware Law.

12.7.    Interpretation. Titles to articles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Except as expressly stated to the contrary herein, all dollar amounts in this Agreement refer to lawful money of the United States of America.

12.8.    Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

12.9.    Fees and Expenses. From and after the Effective Time, except as otherwise provided in this Agreement, Parent and Mergersub shall be jointly and severally responsible for the costs of the transactions contemplated by this Agreement, including, without limitation, fees and disbursements of counsel, accountants and other financial, legal, accounting or other advisors to the Company, the DolEx Class B Shareholders, the Parent and Mergersub, and the preparation, negotiation, execution, delivery and performance of this Agreement and each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby (collectively, to the extent not paid prior to Closing, the “Merger Expenses”). Merger Expenses of the Company and its Subsidiaries shall, without limitation, be deemed to include the fees incurred by Wiggin & Dana LLP, Jackson Walker L.L.P., Katten Muchin Zavis Rosenman, Goodwin Proctor LLP, Bufete Gastelum, S.C., and Salvador Arroyo in connection with preparation of the opinions required by Sections 4.6(d), (o), (r) and (s). If this Agreement is terminated pursuant to Section 11.1, each party to this Agreement shall be responsible for their own costs of the transactions contemplated by this Agreement, except for any obligation arising pursuant to Section 11.4.

12.10.    Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, unless such a construction would be unreasonable.

12.11.    Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties.

12.12.    Governing Law. Regardless of any conflict of law or choice of law principles that might otherwise apply, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

12.13.    Shareholder Representative.

(a) The Shareholders and the DolEx Class B Shareholders hereby agree and acknowledge that the Shareholder Representative shall act as an agent of the Shareholders and the DolEx Class B Shareholders and is entitled with such powers as are delegated under this Agreement, which shall include the power (i) to act as the attorney-in-fact for each Shareholder or DolEx Class B Shareholder to execute the Escrow Agreement, the Earnout Agreement, and any Company Ancillary Agreement, (ii) to give and receive notices and communications on behalf of the Shareholders and the DolEx Class B Shareholders under this Agreement, the Escrow Agreement, the Earnout Agreement, any Stock Pledge Agreement, and any Company Ancillary Agreement, (iii) to waive provisions of any such agreements, (iv) to update the Schedules to this Agreement and provide same to Parent, (v) to authorize delivery to the Parent Group Members of the funds or other property pursuant to the Escrow Agreement in satisfaction of claims by Parent Group Members, (vi) to object to any Claim Notice, (vii) to conduct, control and cooperate with respect to the defense of the litigation described in Article X herein, (viii) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and (ix) to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing and to otherwise act on behalf of the Shareholders and the DolEx Class B Shareholders with respect to this Agreement, the Escrow Agreement, the Earnout Agreement, any Stock Pledge Agreement and any Company Ancillary Agreement and the transactions contemplated hereby and thereby, each of which the Shareholders and the DolEx Class B Shareholders have received, reviewed and approved in their execution form.

(b)    A decision, act, consent or instruction of the Shareholder Representative in accordance with Section 12.13(a) shall constitute a decision of all Shareholders and all DolEx Class B Shareholders and shall be final, binding and conclusive upon each such Shareholder or DolEx Class B Shareholder, and Parent may rely upon any decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each and every such Shareholder and DolEx Class B Shareholder. Each Parent Group Member is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

(c)    The Shareholder Representative shall not be liable to the Shareholders or the DolEx Class B Shareholders for any act done or omitted as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the written advice of counsel shall be conclusive evidence of such good faith.

(d)    Neither Parent nor any Parent Group Member shall be responsible or liable for any acts or omissions of the Shareholder Representative in such Shareholder Representative’s capacity as such.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

GLOBAL PAYMENTS INC.

By:	/s/ Paul R. Garcia
Title: Chairman, CEO, and President

GP VENTURES (TEXAS), INC.

By:	/s/ Paul R. Garcia
Title: President

LATIN AMERICA MONEY SERVICES, LLC

By:	/s/ Alfredo Alfaro
Title: Chairman

ADVENT INTERNATIONAL CORPORATION as the Shareholder Representative of the Shareholders

By:	/s/ Janet L. Hennessy
Title: Vice-President

SHAREHOLDERS ADVENT LATIN AMERICA PRIVATE EQUITY FUND, LIMITED PARTNERSHIP

By:	Advent Management Latin America Limited Partnership, its General Partner,

By:	Advent International Limited Partnership, its General Partner,

By:	Advent International Corporation, its General Partner

By:	/s/ Janet L. Hennessy
Title: Vice-President

ADVENT LATIN AMERICA PRIVATE EQUITY FUND PARALLEL, LP

By:	Advent International Limited Partnership, its General Partner,

By:	Advent International Corporation, its General Partner

By:	/s/ Janet L. Hennessy
Title: Vice-President

ADVENT PGGM GLOBAL, LP

By:	Advent International Limited Partnership, its General Partner,

By:	Advent International Corporation, its General Partner

By:	/s/ Janet L. Hennessy
Title: Vice-President

ADVENT PARTNERS, LP

By:	Advent International Corporation, its General Partner

By:	/s/ Janet L. Hennessy
Title: Vice-President

GLOBAL PRIVATE EQUITY III LP

By:	Advent International Limited Partnership, its General Partner,

By:	Advent International Corporation, its General Partner,

By:	/s/ Janet L. Hennessy
Title: Vice-President

ADVENT PGGM GLOBAL LP (CLASS A)

By:	Advent International Limited Partnership, its General Partner,

By:	Advent International Corporation, its General Partner,

By:	/s/ Janet L. Hennessy
Title: Vice-President

ADVENT PARTNERS GPE-III LP

By:	Advent International Corporation, its General Partner

By:	/s/ Janet L. Hennessy
Title: Vice-President

ADVENT PARTNERS (N/A) GPE-III LP

By:	Advent International Corporation, its General Partner,

By:	/s/ Janet L. Hennessy
Title: Vice-President

DESIROTH PTE. LTD

By:	/s/ Malu Bernald
Title: Director

GEORGE ZELINZKI

By:	/s/ George Zelinzki

CLAYDINTON Pte. Ltd.

By:	/s/ Martin Diaz
Title: Director

CONSORCIO ROFI, S.A. de C.V.

By:	/s/ Pedro Rodriguez
Title: Presidente

SIGMA ALPHA INVESTMENTS, LLC

By:	/s/
Title: Manager

SIGMA BETA INVESTMENTS, LLC

By:	/s/ Julian Garcia
Title: Manager

PARIBAS NORTH AMERICA, INC.

By:	/s/ James Farris
Title: Assistant Finance Manager

RALY LLC

By:	/s/ Raul Limon
Title:

RAUL LIMON

By:	/s/ Raul Limon

PILSCOMB PROPERTIES, LLC

By:	/s/ Jorge Rangel de Alba
Title: President and Attorney in Fact

DOLEX CLASS B SHAREHOLDERS PILSCOMB PROPERTIES, LLC

By:	/s/ Jorge Rangel de Alba
Title: President and Attorney in Fact

RALY LLC

By:	/s/ Raul Limon
Title:

RAUL LIMON

By:	/s/ Raul Limon

BATTIATO INVESTMENTS, CV

By:	/s/ Maria Teresa Gonzalez de Perez
Title: Attorney in Fact

DE GREGORY INVESTMENTS, CV

By:	/s/ Juan Carlos Perez Acevez
Title: Attorney in Fact

ARAL, LLC

By:	/s/ Salvador Arroyo
Title: Sole Member and Attorney in Fact

GERARDO GONZALEZ

By:	/s/ Gerardo Gonzalez

SALVADOR VELAZQUEZ

By:	/s/ Salvador Velazquez